EXHIBIT 10.8

EXECUTION COPY

SENIOR SECURED CREDIT AGREEMENT

Dated as of July 12, 2007

among

QUANTUM CORPORATION,

as the Borrower,

CREDIT SUISSE,

as Administrative Agent, Swing Line Lender and

an L/C Issuer,

The Other Lenders Parties Hereto

and

CREDIT SUISSE,

as Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Bookrunner and Sole Lead Arranger

and

SILVER POINT FINANCE, L.L.C.,

as Syndication Agent

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	54
5.02	Authorization; No Contravention	55
5.03	Governmental Authorization; Other Consents	55
5.04	Binding Effect	55
5.05	Financial Statements; No Material Adverse Effect	55
5.06	Litigation	57
5.07	No Default	57
5.08	Ownership of Property; Liens; Investments	57
5.09	Environmental Compliance	57
5.10	Insurance	58
5.11	Taxes	58
5.12	Labor Matters	58
5.13	ERISA Compliance; Employee Benefit Plans	58
5.14	Subsidiaries; Equity Interests; Loan Parties	59
5.15	Margin Regulations; Investment Company Act	60
5.16	Disclosure	60
5.17	Intellectual Property; Licenses, Etc.	60
5.18	Solvency	61
5.19	Casualty, Etc.	61
5.20	Validity, Priority and Perfection of Security Interests in the Collateral	61
5.21	Senior Indebtedness	61

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	61
6.02	Certificates; Other Information	62
6.03	Notices	64
6.04	Payment of Obligations	65
6.05	Preservation of Existence, Etc.	65
6.06	Maintenance of Properties	65
6.07	Maintenance of Insurance	65
6.08	Compliance with Laws	66
6.09	Books and Records	66
6.10	Inspection Rights	66
6.11	Use of Proceeds	66
6.12	Covenant to Guarantee Obligations and Give Security	66
6.13	Compliance with Environmental Laws	69
6.14	Preparation of Environmental Reports	70
6.15	Further Assurances	70
6.16	Compliance with Terms of Leaseholds	70
6.17	Cash Collateral Accounts	71
6.18	Corporate Ratings	71
6.19	Interest Rate Hedging	71
6.20	Conditions Subsequent to Closing	71
6.21	Cash Collateral	72

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ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	72
7.02	Indebtedness	74
7.03	Investments	76
7.04	Fundamental Changes	77
7.05	Dispositions	77
7.06	Restricted Payments	79
7.07	Change in Nature of Business	80
7.08	Transactions with Affiliates	80
7.09	Burdensome Agreements	80
7.10	Financial Covenants	80
7.11	Capital Expenditures and Service Parts Expenditures	83
7.12	Amendments of Organization Documents	83
7.13	Accounting Changes	83
7.14	Prepayments, Amendments, Etc. of Indebtedness	83
7.15	Amendment, Etc. of the Related Documents	83
7.16	Partnerships, Etc.	84
7.17	Speculative Transactions	84
7.18	Formation of Subsidiaries	84
7.19	Designation as Designated Senior Indebtedness	84
7.20	Excluded Subsidiaries.	84

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	84
8.02	Remedies upon Event of Default	86
8.03	Application of Funds	87

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Authorization and Action	88
9.02	Agent’s Reliance, Etc.	88
9.03	Credit Suisse and Affiliates	89
9.04	Lender Credit Decision	89
9.05	Indemnification of Agents	89
9.06	Successor Agents	90
9.07	Arranger and Syndication Agent Have No Liability	91
9.08	Administrative Agent May File Proofs of Claim	91
9.09	Collateral and Guaranty Matters	91

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.	92
10.02	Notices and Other Communications; Facsimile Copies	94
10.03	No Waiver; Cumulative Remedies	95
10.04	Expenses; Indemnity; Damage Waiver; No Liability of the L/C Issuer	96

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10.05	Payments Set Aside	98
10.06	Successors and Assigns	98
10.07	Treatment of Certain Information; Confidentiality	102
10.08	Right of Setoff	103
10.09	Interest Rate Limitation	103
10.10	Release of Collateral	104
10.11	Counterparts; Integration; Effectiveness	104
10.12	Survival of Representations and Warranties	104
10.13	Severability	104
10.14	USA PATRIOT Act Notice	105
10.15	Governing Law; Jurisdiction; Etc.	105
10.16	WAIVER OF JURY TRIAL	106

SIGNATURES		S-1

4

SCHEDULES

I	Guarantors
II	Excluded Subsidiaries
2.01	Commitments and Applicable Percentages
5.03	Certain Authorizations
5.05	Existing Indebtedness; Surviving Indebtedness; Supplement to Interim Financial Statements
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)	Leased Real Property
5.09	Environmental Matters
5.14	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
6.20(a)	Foreign Equity Interests
6.20(c)	Material Leased Property
6.20(d)	Mortgaged Property
7.03(f)	Existing Investments
7.11	Capital Expenditure Projects
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Borrowing Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Subsidiary Guaranty
G	Security Agreement
H	Solvency Certificate
I	Opinion Matters – Counsel to Loan Parties
J	Letter of Credit Application
K	Administrative Questionnaire

5

CREDIT AGREEMENT

This SENIOR SECURED CREDIT AGREEMENT (“Agreement”) is entered into as of July 12, 2007, among QUANTUM CORPORATION, a Delaware corporation, as the borrower (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), and CREDIT SUISSE, acting through one or more of its branches, or any Affiliate thereof (collectively, “Credit Suisse”), as Administrative Agent, Swing Line Lender, an L/C Issuer and Collateral Agent. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.01.

PRELIMINARY STATEMENTS:

(1) Subject to the terms and conditions contained herein, the Borrower has requested that (a) the Term Lenders make term loans to the Borrower on the Closing Date in an aggregate principal amount up to $400,000,000, the proceeds of which will be used by the Borrower, subject to the limitations and conditions set forth herein, to refinance the Existing Credit Facility and to pay certain transaction fees and expenses, and (b) from time to time after the Closing Date, the Revolving Credit Lenders make revolving loans to the Borrower and, in the case of the L/C Issuer, issue Letters of Credit for the account of the Borrower, pursuant to a revolving credit facility (with a subfacility for swingline loans) in an aggregate amount up to $50,000,000, to be used for general corporate purposes of the Borrower and its Subsidiaries.

(2) The Term Lenders and Revolving Credit Lenders have indicated their willingness to so lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein, including the granting of liens on Collateral pursuant to the Collateral Documents and the making of the guarantees pursuant to the Subsidiary Guaranty.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Credit Suisse in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, the account maintained by the Administrative Agent with Credit Suisse as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit K hereto.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, the sum of (a) the unused portion of the Revolving Credit Facility then in effect, (b) the unused portion of the Term Commitment then in effect and (c) the Total Outstandings at such time.

“Agreement” has the meaning specified in the preamble hereto.

“Applicable Percentage” means, (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time. If the Commitments of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, (i) with respect to each of the Term Facility and the Revolving Credit Facility, (a) in the case of Eurodollar Rate Loans, 3.50% per annum, and (b) in the case of Base Rate Loans, 2.50% per annum and (ii) with respect to the Commitment Fee, 0.50% per annum.

“Appropriate Lender” means, at any time, (a) with respect to the Term Facility, a Lender that has a Term Loan outstanding at such time (or, prior to the Closing Date, a Lender that has a Term Commitment at such time), (b) with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment or Revolving Loan outstanding at such time, (c) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (d) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Credit Suisse Securities (USA) LLC, in its capacity as sole bookrunner and sole lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means, in the case of the Revolving Credit Facility, the period commencing on the Closing Date and continuing until the Maturity Date for such Facility.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest per annum then most recently announced by Credit Suisse in New York, New York, from time to time, as Credit Suisse’s prime rate for Dollars loaned in the United States; and

(b)  1/2 of 1% per annum above the Federal Funds Rate.

The Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to other customers in connection with extensions of credit or to other banks.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or the Term Borrowing, as the context may require.

“Borrowing Notice” means a notice of (a) the Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

“Capital Expenditure Carryover Amount” has the meaning specified in Section 7.11.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, (a) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of similar equipment or with insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the proceeds of such sale or the amount of such insurance proceeds, as the case may be, and (b) the term “Capital Expenditures” shall not include any expenditures (i) to the extent such Person or its Subsidiaries are reimbursed in cash by a third party (other than a Loan Party or any Subsidiary of a Loan Party) during the same period in which such expenditure was made or (ii) that constitute a Permitted Acquisition.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral” means all unrestricted cash held in the Cash Collateral Account.

“Cash Collateral Account” means a deposit account to be maintained at a commercial bank selected in compliance with Section 6.17, in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” means, in respect of any L/C Obligations or any other Obligations, that such Obligations are secured by a first priority perfected security interest in a deposit account maintained with the Collateral Agent in an amount not less that 105% of the amount of such Obligations, which deposit account shall be under the sole dominion and control of the Collateral Agent for the benefit of the Lenders and the L/C Issuer, and which security interest and all arrangements related thereto shall be evidenced by such instruments and agreements and shall otherwise be on such terms as the Collateral Agent and, in the case of L/C Obligations, the L/C Issuer may reasonably require. Derivatives of the term “Cash Collateralize” shall have corresponding meanings.

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any State thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any State thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e) other assets which qualify as “marketable securities,” “short term investments” or “cash equivalents” pursuant to the investment policies adopted from time to time by the board of directors of Borrower and are properly classified as “marketable securities,” “cash equivalents” or “short term investments” under GAAP; provided that any changes made to such policies after the Closing Date are acceptable to the Administrative Agent.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a controlled foreign corporation as defined in Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, commencing after the occurrence of the August 2007 annual meeting of the Borrower, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or

(d) a “change of control” or any comparable event shall have occurred under, and as defined in, any agreement evidencing Indebtedness of any Loan Party or any Subsidiary of any Loan Party in excess of $15,000,000.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents, the Mortgaged Properties and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Credit Suisse in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages (if any), each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Letter” has the meaning specified in Section 10.11.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for U.S. federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period; (iii) depreciation and amortization expense; (iv) other non-recurring or extraordinary non-cash charges or expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income; (v) reasonable fees, costs and expenses incurred in connection with the Transaction in an amount not to exceed $20,000,000; (vi) reasonable fees, costs and expenses incurred prior to the Closing Date in connection with the Borrower’s restructuring of its Subsidiaries in an amount not to exceed $12,000,000; (vii) the capitalized debt issuance costs of the acquisition of Advanced Digital Information Corporation incurred in the fiscal year ended March 31, 2008 in an amount not to exceed $9,000,000; (viii) reasonable fees, costs and expenses incurred prior to the Scheduled Maturity Date for the Term Facility in connection with restructuring charges in an amount not to exceed $15,000,000, (ix) any write off of capitalized assets existing on the Closing Date; (x) Stock Based Compensation distributed during such period, and (xi) any expenses deducted in calculating Consolidated Net Income for such period and reimbursed during such period by third parties (other than the Borrower or any of its Subsidiaries), and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) U.S. federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period; (ii) all non-recurring or extraordinary non-cash items increasing Consolidated Net Income for such period; (iii) income from interest; and (iv) earnings attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to the Borrower or its Subsidiaries; provided that, solely for purposes of calculating the covenants in Section 7.10(a) and (b), if the Borrower or any of its Subsidiaries has made any Permitted Acquisition or any Disposition of assets permitted by Section 7.05 outside of the ordinary course of business during the period of four consecutive fiscal quarters ending on any date during a relevant period for testing compliance, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto, with pro forma adjustments (A) arising out of events which are directly attributable to a specific transaction, which are factually supportable and are expected to have a continuing impact, which pro forma adjustments shall be certified on behalf of the Borrower by the chief financial officer of the Borrower or (B) consented to by the Administrative Agent in its reasonable discretion, as if such Permitted Acquisition or Disposition of assets (and any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms, and assuming that any Revolving Loans borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of the relevant period for testing compliance (such calculation being referred to herein as a calculation on a “Pro Forma Basis”). Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ending on September 30, 2006, December 31, 2006 and March 31, 2007 shall be $42,700,000, $39,000,000 and $31,500,000, respectively, and pro forma Consolidated EBITDA shall be based on the foregoing amounts.

“Consolidated Funded Indebtedness” means, as of any date of determination, without duplication, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, without limitation, Obligations hereunder) and outstanding principal amount of all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable and other accrued expenses in the ordinary course of business), (e) all Attributable Indebtedness, (f) all Off-Balance Sheet Liabilities, (g) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, except for any portion of such Indebtedness that is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP, and (c) the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Swap Contracts constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its Subsidiaries, excluding in any case amounts referred to in Section 2.09(b).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges of the Borrower and its Subsidiaries for the period of four fiscal quarters most recently ended.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period.

“Consolidated Senior Indebtedness” means, as of any date of determination, without duplication, for the Borrower and its Subsidiaries on a consolidated basis, Consolidated Funded Indebtedness other than any such Indebtedness that by its terms is expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent. The Administrative Agent hereby confirms that the Existing Notes are expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Rating” means, as of any date of determination, the corporate rating or corporate family rating as determined by either S&P or Moody’s, respectively, of the Borrower; provided that, if either S&P or Moody’s shall change the basis on which ratings are established by it, each reference to the Corporate Rating announced by S&P or Moody’s shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Credit Extension” means each Borrowing and each L/C Credit Extension.

“Credit Suisse” has the meaning specified in the recital of parties to this Agreement.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding cash.

“Current Liabilities” means, with respect to any Person, without duplication (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding the current portion of any long-term Indebtedness and any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), and (b) all other items (including, without limitation, taxes accrued as estimated and trade payables otherwise excluded from Indebtedness under clause (d) of the definition thereof) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than the accrual of Letter of Credit Fees (but including interest payable on accrued Letter of Credit Fees not paid when due), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum and (b) when used with respect to the accrual of Letter of Credit Fees, a rate equal to the Applicable Rate for Eurodollar Rate Loans plus 2.0% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or has become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease (as lessor) or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith, (b) any taking by condemnation or eminent domain or transfer in lieu thereof, and (c) any total loss or constructive total loss of property for which proceeds are payable in respect thereof under any policy of property insurance.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” has the meaning specified in Section 6.12.

“Eligible Assignee” means, with respect to any Facility, an assignee to which an assignment thereunder is permitted under Section 10.06(b) (and as to which any consents required thereunder have been obtained).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, obligations contained in or required by permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (g) the failure of any Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, or (h) the application for a minimum funding waiver with respect to a Pension Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the FRB, as in effect from time to time.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	LIBO Rate
1.00 – Eurodollar Rate Reserve Percentage

Where,

“LIBO Rate” means, for such Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO

Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” for any Interest Period for each Eurodollar Rate Loan means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the FRB (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year, (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year minus (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and its Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Charges paid in cash by the Borrower and its Subsidiaries net of cash interest income received by the Borrower and its Subsidiaries for such fiscal year, (iii) Capital Expenditures and Service Parts Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.05(b)) made by the Borrower and its Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) the cash portion of any purchase price payments made during such fiscal year by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition or Investment (net of the proceeds of any related financings with respect to such Permitted Acquisition or Investment), and (vi) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year.

“Excluded Subsidiaries” means the Subsidiaries set forth on Schedule II that have been designated by the Borrower as Excluded Subsidiaries (and as to which such designation has not been withdrawn by the Borrower in a written notice to the Administrative Agent or deemed withdrawn pursuant to Section 7.20); provided that, (a) the consolidated gross revenues of all Excluded Subsidiaries for the period of four fiscal consecutive quarters most recently ended does not exceed 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, (b) the consolidated total assets of all Excluded Subsidiaries on the last day of the fiscal quarter most recently ended is less than 5% of the consolidated total assets of the Borrower and its Subsidiaries at such time, (c) no such Subsidiary owns, or possesses the right to use, any IP Rights or other assets that are material to the business of the Borrower and its Subsidiaries, taken as a whole, and (d) no such Subsidiary receives or generates any royalty revenue.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the

Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.06(k)), any U.S. federal withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Facility” means, collectively, (a) the $375.0 million Credit Agreement, dated as of August 22, 2006, and (b) the $125.0 million Term Loan Agreement dated as of August 22, 2006, each by and among the Borrower, the lenders party thereto and KeyBank National Association, as agent.

“Existing Indenture” means the Borrower’s Indenture dated as of July 30, 2003 with U.S. Bank National Association, as Trustee, governing the Existing Notes.

“Existing Indebtedness” means Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Closing Date set forth in part (a) of Schedule 5.05.

“Existing Notes” means the 4.375% convertible subordinated notes issued by the Borrower on July 30, 2003 in a total principal amount of $160,000,000 and due August 1, 2010 issued under the Existing Indenture.

“Existing Notes Trigger Event” means Existing Notes in an aggregate principal amount in excess of $25,000,000 remain outstanding on February 1, 2010.

“Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated June 11, 2007 among the Borrower, the Administrative Agent, Credit Suisse Securities (USA) LLC and Silver Point Finance, L.L.C.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” of any Person means Indebtedness in respect of the Credit Extensions, in the case of the Borrower, and all other Indebtedness of such Person that by its terms matures more than one year after the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(i).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee at any time shall be deemed to be an amount then equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made (or, if such Guarantee is limited by its terms to a lesser amount, such lesser amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that, in the case of any Guarantee of the type set forth in clause (b) above, if recourse to such Person for such Indebtedness is limited to the assets subject to such Lien, then such Guarantee shall be a Guarantee hereunder solely to the extent of the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, hazardous wastes and all other substances, wastes and materials that are considered or deemed to be, or regulated as, hazardous or toxic under applicable Environmental Law.

“Hedge Bank” means any Person that is the Arranger, the Administrative Agent, the Collateral Agent or a Lender or an Affiliate of any of the foregoing (or was the Arranger, the Administrative Agent, the Collateral Agent or a Lender or an Affiliate of any of the foregoing at the time it entered into a Secured Hedge Agreement), in its capacity as a party to a Secured Hedge Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person on a marked-to-market basis under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and other accrued expenses incurred in the ordinary course of business which are not outstanding for more than 75 days after the same are billed or invoiced or 135 days after the same are created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements); provided that if such indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the value of such property securing such obligations;

(f) all Attributable Indebtedness and all Off-Balance Sheet Liabilities;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than any payment made solely with common Equity Interests or Qualified Preferred Equity Interests of such Person) in respect of (i) any Equity Interests in such Person or any other Person or (ii) any warrants, rights or options to acquire such Equity Interests, in either case valued, in the case of redeemable preferred interests, at its liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Costs” has the meaning specified in Section 9.05(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum to be used by the Arranger in connection with the syndication of the Commitments and the Loans.

“Intellectual Property Security Agreement” means an intellectual property security agreement, substantially in the form of Exhibit C to the Security Agreement, together with each other intellectual property security agreement and IP Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan is outstanding.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice, or, with consent of all Lenders, nine or twelve months thereafter if requested by the Borrower in its Borrowing Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(i) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Scheduled Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit of, or all of a substantial part of the business being conducted by, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” has the meaning specified in Section (1)(g)(vi) of the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Laws” means, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means an advance made by the L/C Issuer or any Revolving Credit Lender pursuant to Section 2.03(c).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment or disbursement made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Credit Suisse in its capacity as issuer of Letters of Credit hereunder, any successor issuer of Letters of Credit hereunder and any other Lender that is approved by the Borrower and the Administrative Agent to issue Letters of Credit. The term “L/C Issuer” shall mean the applicable issuer of the relevant Letters of Credit as the context may require.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.03(c).

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in substantially the form of Exhibit J hereto or such other form as may be agreed between the Borrower and the L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j)(i).

“Letter of Credit Sublimit” means an amount equal to $35,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other) or charge or preference or priority over assets or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes, if any, and any amendment, restatement, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Subsidiary Guaranty and the Collateral Documents and the definition of “Obligations”, (i) this Agreement, (ii) the Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) each L/C Related Document, (vi) the

Fee Letter and (vii) the Commitment Letter, and (b) for purposes of the Subsidiary Guaranty and the Collateral Documents and the definition of “Obligations”, (i) this Agreement, (ii) the Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) each L/C Related Document, (vi) each Secured Hedge Agreement, (vii) the Fee Letter and (viii) the Commitment Letter.

“Loan Parties” means, collectively, the Borrower, each Subsidiary Guarantor and each Excluded Subsidiary that is required to execute and deliver a pledge agreement pursuant to Section 6.12, if any.

“Material Adverse Effect” means (a) the occurrence of an event or condition that has had, or would reasonably be expected to have, a material adverse change in, or a material adverse effect upon, the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower and its subsidiaries, taken as a whole; or (b) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) the fifth anniversary of the Closing Date (the “Scheduled Maturity Date” for the Revolving Credit Facility), (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.06 or 8.02 or the acceleration of the Revolving Credit Loans or the Swing Line Loans pursuant to Section 8.02, and (iii) the occurrence of the Existing Notes Trigger Event, and (b) with respect to the Term Facility, the earlier of (i) the seventh anniversary of the Closing Date (the “Scheduled Maturity Date” for the Term Facility), (ii) the date of the acceleration of the Term Loans pursuant to Section 8.02, and (iii) the occurrence of the Existing Notes Trigger Event.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar document, together with any assignment of leases and rents referred to therein, in each case in form and substance satisfactory to the Agents.

“Mortgage Policy” means an ALTA extended coverage lender’s policy of title insurance or such other form of policy as the Administrative Agent may require, in each case from an issuer, in such amount and with such coverages and endorsements as the Administrative Agent may reasonably require and otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Mortgaged Properties” the properties listed on Schedule 5.08(c) hereto and all other real properties that are subject to a Mortgage in favor of the Collateral Agent from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries (including any Disposition of Equity Interest in any Subsidiary of the Borrower), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is, or is required to be, repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket fees and expenses incurred by any Loan Party or such Subsidiary in connection with such transaction, (C) taxes reasonably estimated to be actually payable within one year of the date of the relevant transaction as a result of any gain recognized in connection therewith (provided that any such estimated taxes not actually due or payable by the end of such one-year period shall constitute Net Cash Proceeds upon the earlier of the date that such taxes are determined not to be actually payable and the end of such one-year period), and (D) reasonable reserves in accordance with GAAP for any liabilities or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchasers in respect of such Disposition undertaken by the Borrower or any of its Subsidiaries in connection with such Disposition, provided that to the extent that any such amount ceases to be so reserved, the amount thereof shall be deemed to be Net Cash Proceeds of such Disposition at such time; and

(b) with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket fees and expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“New Subsidiary Event” has the meaning specified in Section 6.12.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Issuance” has the meaning specified in Section 2.03(b).

“Notice of Renewal” has the meaning specified in Section 2.03(a).

“Notice of Termination” has the meaning specified in Section 2.03(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities, settlement amounts and other termination payments and other amounts payable by any Loan Party under any Loan Document (including any Secured Hedge Agreement) and (b) the obligation of any Loan Party to reimburse any amount in respect of any obligation described in clause (a) that any Lender, in its sole discretion to the extent not expressly prohibited by the Loan Documents, may elect to pay or advance on behalf of such Loan Party; provided that the obligations of any Excluded Subsidiary shall be limited to the obligations of such Loan Party as set forth in a pledge agreement delivered pursuant to Section 6.12, if any, to which it is a party.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (A) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (B) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes (including any intangible or mortgage recording taxes), charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Patriot Act” has the meaning set forth in Section 10.14.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any of its Subsidiaries of all of the Equity Interests in, or all or substantially all of the property and assets of (or all or substantially all of the property and assets constituting a separate business unit of), any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation or the purchase or other acquisition of all or a substantial portion of the property and assets of a Person); provided that, with respect to each such purchase or other acquisition: (a) any such newly created or acquired Domestic Subsidiary shall be a Loan Party and comply with the requirements of Section 6.12; (b) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or lines of business not prohibited by Section 7.07 of this Agreement; (c) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer); (d) immediately before and immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis, (i) no Default shall have occurred and be continuing, (ii) in the case of any such purchase or other acquisition made (x) during the period commencing on the Closing Date and ending on the last day of the sixth fiscal quarter following the Closing Date, the Consolidated Leverage Ratio shall be at least 0.25x less than the applicable ratio set forth in Section 7.10, and (y) thereafter, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.10, in each case after giving effect to such purchase or acquisition on such date; and (iii) the Borrower shall have availability to borrow under the Revolving Credit Facility of not less than $25,000,000 on such date; (e) the board of directors of such acquired Person or its selling shareholders in existence at the time such purchase or acquisition is commenced shall have approved such purchase or other acquisition; and (f) such Loan Party shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days (or a shorter period approved by the Administrative Agent) prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in clauses (a) - (f) and in Section 7.03(i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Liens” means Liens permitted under Section 7.01 of this Agreement.

“Permitted Refinancing Indebtedness” means Indebtedness (“Refinancing Indebtedness”) issued or incurred (including by means of the extension or renewal of existing

Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof or any security therefor are subordinated to the Obligations or subject to the Intercreditor Agreement, such Refinancing Indebtedness and any Guarantees thereof and security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties or are subject to the Intercreditor Agreement, as the case may be, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such Refinancing Indebtedness and (e) such Refinancing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Responsible Officer of the Borrower to be no less favorable to the Borrower or the applicable Subsidiary and the Lenders and the other Secured Parties in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust (including a business trust), joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in Section (1)(d)(iv) of the Security Agreement.

“Pledged Interests” has the meaning specified in Section (1)(d)(iii) of the Security Agreement.

“Pro Forma Basis” has the meaning specified in the definition of Consolidated EBITDA.

“Qualified Preferred Equity Interests” means preferred Equity Interests that (a) have no mandatory redemption feature exercisable on a date earlier than 180 days after the Maturity Date, (b) have no requirements for the payment of dividends or other distributions in cash on a date earlier than 180 days after the Scheduled Maturity Date for the Term Facility and (c) contain covenants, if any, no more restrictive than those customarily found in a high-yield debt offering.

“Refinanced Indebtedness” has the meaning specified in the definition of Permitted Refinancing Indebtedness.

“Refinancing Indebtedness” has the meaning specified in the definition of Permitted Refinancing Indebtedness.

“Register” has the meaning specified in Section 10.06(d).

“Related Documents” means the Existing Notes and the Existing Notes Indenture.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, attorneys and advisors of such Person and of such Person’s Affiliates and the successors and assigns of each such Person.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Borrowing Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Loans outstanding at such time, (b) the Outstanding Amount of all L/C Obligations at such time and (c) the aggregate unused Revolving Credit Commitments at such time; provided, however, that the unused Revolving Credit Commitment of, the aggregate principal amount of the Revolving Credit Loans outstanding and owing to, and the Applicable Percentage of the Outstanding Amount of all L/C Obligations of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Loans outstanding at such time; provided, however, that the aggregate principal amount of the Term Loans outstanding and owing to any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of finance, treasurer, assistant treasurer, secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent of any thereof), or on account of any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Scheduled Maturity Date” has the meaning specified in the definition of Maturity Date.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, collectively, the Agents, the Arranger, the Lenders, each L/C Issuer and the Hedge Banks.

“Security Agreement” means a security agreement substantially in the form of Exhibit G-1 hereto, together with each other security agreement and Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended.

“Security Agreement Supplement” has the meaning specified in Section 24(b) of the Security Agreement.

“Service Parts Expenditures” means for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “service parts for maintenance” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to pay its debts and liabilities as the same become due and payable. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(i).

“Stock Based Compensation” means for any period, the aggregate of all stock based compensation charges reported by the Borrower and its Subsidiaries in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule I and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Surviving Indebtedness” means the Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the occurrence of the Closing Date and described in part (b) of Schedule 5.05 hereto.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of ISDA Master Agreement, including any such obligations or liabilities under any ISDA Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Arranger, a Lender or any Affiliate of the Arranger or a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Credit Suisse in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means Silver Point Finance, L.L.C.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, the aggregate Term Commitments or Term Loans, as applicable, of all Lenders at such time.

“Term Lender” means, at any time, any Lender that has a Term Commitment or Term Loan, as applicable, at such time.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively,(a) the entering into the Loan Documents by the Loan Parties, (b) the repayment in full and termination of all Existing Indebtedness that is not Surviving Indebtedness and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Eurodollar Rate Loan or a Base Rate Loan.

“Unaccrued Indemnity Claims” means claims for indemnification that may be asserted by the Agents, any L/C Issuer, any Lender or any other Indemnitee under the Loan Documents that are unaccrued and contingent and as to which no claim, notice or demand has been given to or made on the Borrower (with a copy to the Administrative Agent) within five Business Days after the Borrower’s request therefor to the Administrative Agent (unless the making or giving thereof is prohibited or enjoined by any applicable Law or any order of any Governmental Authority); provided that the failure of any Person to make or give any such claim, notice or demand or otherwise to respond to any such request shall not be deemed to be a waiver and shall not otherwise affect any such claim for indemnification.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(e).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Preliminary Statements, Recitals and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Preliminary Statements, Recitals and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) any certification hereunder required to be given by a corporate officer shall be deemed to be made on behalf of the applicable Loan Party and not in the individual capacity of such officer.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such

Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the L/C Related Documents related thereto therefor, whether or not such maximum face amount is in effect at such time.

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by Credit Suisse in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) The Term Borrowing. Subject to the terms and conditions set forth herein, on the Closing Date each Term Lender severally agrees to make a loan (each such loan, a “Term Loan”) to the Borrower; provided that the aggregate amount of the Term Borrowing under the Term Facility shall not exceed $400,000,000. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings under the Revolving Credit Facility shall not exceed the aggregate Commitments under the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) The Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 2:00 p.m., four Business

Days prior to the requested date of such Borrowing, conversion or continuation having an Interest Period other than one, two, three or six months in duration, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 2:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(f) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) remittance instructions. If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender in writing or by telecopier or other electronic communication of the amount of its Applicable Percentage of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender in writing or by telecopier or other electronic communication of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds to an account designated by the Borrower in writing, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Borrowing Notice with respect to any Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and, second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued upon the expiration of any applicable Interest Period or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders. During the existence of a Default that is not an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, unless converted to or continued as Eurodollar Rate Loans with Interest Periods of one month.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders (in writing or by telecopier or other electronic communication) of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Credit Suisse’s prime rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to the Term Borrowing, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than six Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select Eurodollar Rate for any Borrowing if the obligation of the Appropriate Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 3.02 or 3.03.

2.03 Letters of Credit.

(a) Issuance of Letters of Credit. Each L/C Issuer agrees, on the terms and conditions hereinafter set forth, to issue (or cause any of its Affiliates that constitute a commercial bank to issue on its behalf) Letters of Credit in Dollars for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until the day that is thirty days prior to the Scheduled Maturity Date for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day); provided that after giving effect to any L/C Credit Extension, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (iii) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (x) 12 months after the date of its issuance or (y) five Business Days before the Scheduled Maturity for the Revolving Credit Facility, but may by its terms be renewable annually upon written notice (a “Notice of Renewal”) given to the L/C Issuer and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article IV unless the L/C Issuer has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (A) require the L/C Issuer to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (B) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (C) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than five Business Days before the Scheduled Maturity Date for the Revolving Credit Facility. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the L/C Issuer pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.03(a), repay any L/C Advances resulting from drawings thereunder pursuant to Section 2.03(e) and request the issuance of additional Letters of Credit under this Section 2.03(a).

(b) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 1:00 p.m. on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the L/C Issuer, which shall give to the Administrative Agent (who in turn shall give to each Revolving Credit Lender) prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) may be by telephone, confirmed immediately in writing, or telecopier or electronic communication, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by a Letter of Credit Application. If (1) the requested form of such Letter of Credit is acceptable to the L/C Issuer in its sole discretion and (2) it has not received notice of objection to such issuance from the Required Lenders, the L/C Issuer will, upon fulfillment of the applicable conditions set forth in Article IV, make such Letter of Credit available to the Borrower at its office referred to in Schedule 10.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Application shall conflict with this Agreement, the provisions of this Agreement shall govern.

(c) L/C Advances.

(i) The Borrower shall repay to the Administrative Agent for the account of each L/C Issuer and each other Revolving Credit Lender that has made an L/C Advance, on the same day that an L/C Advance is made or on the next Business Day, the outstanding principal amount of each L/C Advance made by each of them.

(ii) The Obligations of the Borrower and the Revolving Credit Lenders under this Agreement, any Letter of Credit Application and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Application and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Application, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of

Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the L/C Issuer under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Subsidiary Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

The foregoing provisions of this Section 2.03(c)(ii) shall not impair any claim of the Borrower as provided in Section 10.04(d).

(d) Letter of Credit Reports. In addition to notifying the Administrative Agent of each new, expired, modified or terminated Letter of Credit at the time such Letter of Credit is issued, modified, terminated or expires, each L/C Issuer shall furnish (i) to the Administrative Agent (who shall furnish to each Revolving Credit Lender) and the Borrower on or about the last Business Day of each calendar month and each calendar quarter a written report summarizing issuance and expiration dates of Letters of Credit issued by such L/C Issuer during the preceding month and quarter, as the case may be, and drawings during such calendar month or quarter under all Letters of Credit issued by such L/C Issuer and (ii) to the Administrative Agent (who shall furnish to each Revolving Credit Lender) and the Borrower on the last Business Day of each calendar quarter a written report setting forth the average daily aggregate amount of Letters of Credit available to be drawn during such calendar quarter of all Letters of Credit issued by such L/C Issuer.

(e) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by the L/C Issuer under Section 2.03(b), the L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from the L/C Issuer, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Applicable Percentage of the amount of such Letter of Credit available to be drawn, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Applicable Percentage of each L/C Disbursement made by the L/C Issuer and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.03(c) (or which has been so reimbursed but must be returned or restored by the L/C Issuer because of the occurrence of an event specified in Section 8.01(f) or otherwise) (an “Unreimbursed Amount”) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the L/C Issuer by deposit to the Administrative Agent’s account, in same day funds, an amount equal to such Lender’s Applicable Percentage of such L/C Disbursement. Each

Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.03(c) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the L/C Issuer. If such Lender shall pay to the Administrative Agent such amount for the account of the L/C Issuer on any Business Day, such amount so paid in respect of principal shall constitute an L/C Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of an L/C Advance made by the L/C Issuer shall be reduced by such amount on such Business Day.

(f) Drawing and Reimbursement. The payment by the L/C Issuer of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the L/C Issuer of an L/C Advance, which shall be a Base Rate Loan, in the amount of such draft.

(g) Failure to Make L/C Advances. The failure of any Lender to make an L/C Advance to be made by it on the date specified in Section 2.03(e) shall not relieve any other Lender of its obligation hereunder to make its L/C Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Advance to be made by such other Lender on such date.

(h) Cash Collateral. Upon the request of the Administrative Agent, if, as of the date five Business Days prior to the Scheduled Maturity Date for the Revolving Credit Facility, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(i) Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(j) Letter of Credit Fees, Etc.

(i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a per annum Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily maximum amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be due and payable (A) on a quarterly basis in arrears on the last Business Day of each quarter, commencing on the last Business Day of September, 2007 and (B) on the Maturity Date in respect of the Revolving Credit Facility, in each case on the basis of the actual number of days elapsed over a 360-day year. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(ii) The Borrower shall pay to the L/C Issuer, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the L/C Issuer shall agree, with the initial fronting fee equal to an amount to be agreed but not to exceed 0.25% per annum on the maximum amount available to be drawn under all Letters of Credit issued by the L/C Issuer payable (A) on a quarterly basis in arrears on the last Business Day of each quarter, commencing on the last Business Day of September, 2007 and (B) on the Maturity Date in respect of the Revolving Credit Facility, in each case on the basis of the actual number of days elapsed over a 360-day year.

2.04 Swing Line Loans.

(a) The Swing Line. The Swing Line Lender agrees, on the terms and conditions hereinafter set forth, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings of the Revolving Credit Loans shall not exceed the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender with a copy to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be in an amount of $250,000 or an integral multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (a) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (b) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will make the amount of the requested Swing Line Loan available to the Borrower as designated in the Notice of Swing Line Borrowing, in same day funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), or in any event automatically upon the maturity of each Swing Line

Loan as set forth in Section 2.07(c), that each other Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in such Borrowing Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of such Swing Line Loan, each such Revolving Lender shall thereupon fund the full amount of such participation in the manner provided in Section 2.04(c)(i), and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. If any payment received by the Administrative Agent in respect of principal or interest on any Swing Line Loan is required to be returned by the Administrative Agent under any of the circumstances described in Section 10.05, each Revolving Credit Lender shall pay to the Administrative Agent for the account of the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this subsection shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent at any time or from time to time, voluntarily prepay Term Loans in whole or in part subject to the premium set forth in Section 2.05(d) and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day Prior to any date of prepayment of Base Rate Loans; and (B) any partial prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment, the payment amount specified in such notice shall be due and payable on the date specified therein and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied pro rata to the remaining principal repayment installments thereof; provided that such prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05(a).

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $250,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) No Lender may reject any voluntary prepayment pursuant to this Section 2.05(a).

(b) Mandatory.

(i) Within five Business Days (subject to Section 2.05(c)) after the date the Borrower is required to deliver financial statements pursuant to Section 6.01(a) and the related Compliance Certificate pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to the amount by which (i) 50% of Excess Cash Flow for the fiscal year covered by such financial statements (commencing with the fiscal year ending March 31, 2008) exceeds (ii) the aggregate amount of all voluntary prepayments of the Term Loans and, to the extent that any prepayment of the Revolving Credit Loans resulted in corresponding permanent reductions of Revolving Credit Commitments, Revolving Credit Loans made during such fiscal year pursuant to Section 2.05(a), in each case to the extent such payments were not and have not been funded with additional Indebtedness and are not otherwise financed; provided that (A) the percentage in this Section 2.05(b)(i) shall be reduced to 25% if the Consolidated Leverage Ratio on the date of prepayment (prior to giving effect thereto) is no greater than 2.5 to 1.0 but greater than 1.5 to 1.0 and (B) no prepayment shall be required under this Section 2.05(b)(i) if the Consolidated Leverage Ratio on the date of prepayment (prior to giving effect thereto) is not greater than 1.5 to 1.0.

(ii) If any Loan Party or any of its Subsidiaries Disposes of any property or assets (including proceeds from the sale of Equity Interests in any Subsidiary of the Borrower and insurance and condemnation proceeds) (other than any Disposition of any property or assets permitted by Section 7.05(b), (c), (d), (e), (f), (g), (h), (i), (j) or (k)) and the aggregate Net Cash Proceeds received by the Loan Parties and such Subsidiaries in any fiscal year exceeds $6,000,000 for all such sales, the Borrower shall immediately (subject to Section 2.05(c)) prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), (A) at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing, the Borrower may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as (1) within 180 days following receipt of such Net Cash Proceeds, a definitive agreement for the purchase of such assets with such proceeds shall have been entered into (as certified by the Borrower in writing to the Administrative Agent), and (2) within 270 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); provided further, however, that any Net Cash Proceeds that are not subject to such definitive agreement within the applicable timeframe set forth above or that are not so reinvested within the applicable timeframe set forth above shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05; and (B) any amount reinvested under clause (A) shall not be included in determining the amount of any required prepayment of the Loans under this Section 2.05(b)(ii).

(iii) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness of the type referred to in clause (a) of the definition of “Indebtedness” (other than Indebtedness permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately (subject to Section 2.05(c)) upon receipt thereof by any Loan Party or such Subsidiary.

(iv) If for any reason the Total Outstandings under the Revolving Credit Facility at any time exceed the Revolving Credit Commitments then in effect, the Borrower shall immediately prepay the Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(v) Each mandatory prepayment of Loans pursuant to Section 2.05(b)(i), (ii) or (iii) shall be applied on a pro rata basis to the remaining principal repayment installments due in respect of the Terms Loans of the Term Lenders that accept such prepayments until all such installments are paid in full. Each such mandatory prepayment of Loans shall be applied, first, on a pro rata basis to the then outstanding Term Loans being prepaid, irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurodollar Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(c), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05(a), and, thereafter, ratably to the Revolving Credit Facility without a permanent reduction in the Revolving Credit Commitments.

(vi) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied to prepay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, second, shall be applied to prepay Swing Line Loans outstanding at such time until all such Swing Line Loans are paid in full, third, shall be applied to prepay Revolving Credit Loans outstanding at such time until all such Revolving Credit Loans are paid in full and, fourth, shall be used to Cash Collateralize the L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii) or (iii) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Loans and L/C Borrowings outstanding at such time and the L/C Obligations have been Cash Collateralized in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit which has been Cash Collateralized, such funds shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(c) Term Lender Opt-out. With respect to any prepayment of the Term Facility pursuant to Section 2.05(b), any Term Lender, at its option, may elect not to accept such prepayment. Upon the date set forth in Section 2.05(b) for any such prepayment of the Term Facility, the Borrower shall notify the Administrative Agent of the amount that is available to prepay the Term Loans. Promptly after the date of receipt of such notice, the Administrative Agent shall provide written notice (the “First Offer”) to the Term Lenders of the amount available to prepay the Term Loans. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than two Business Days after the date of such notice from the Administrative Agent. On such date, the Administrative Agent shall then provide written notice (the “Second Offer”) to the Term Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay Term Loans owing to such Accepting Lenders. Any Lender declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than one Business Day after the date of such notice of a Second Offer. The Borrower shall prepay the Loans as set forth in Section 2.05(b) within three Business Days after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Lenders shall be used by the Borrower to prepay loans under the Revolving Credit Facility as provided in Section 2.05(b)(vi) above.

(d) Call Premium. Any voluntary prepayment of the Term Loans made pursuant to Section 2.05(a) or mandatory assignment of Term Loans pursuant to Section 10.06(k) or permanent reduction in the Revolving Credit Commitment pursuant to Section 2.06(a) shall be subject to the payment by the Borrower of a premium equal to 1.00% of the principal amount of such Term Loans prepaid or assigned or Revolving Credit Commitment reduced during the first year following the Closing Date.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments, the Letter of Credit Sublimit or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of at least $500,000 or an integral multiple of $100,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings under the Revolving Credit Facility would exceed the Aggregate Revolving Credit Commitments.

(b) Mandatory.

(i) The Term Commitments shall be automatically and permanently reduced to zero on the Closing Date but after the disbursement of the Term Loans.

(ii) If after giving effect to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Revolving Credit Commitment under this Section 2.06. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Applicable Percentage of the amount by which such Facility is reduced. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Term Loans outstanding in quarterly payments of $1,000,000 (which amount shall be reduced as a result of the application of prepayments in accordance with Section 2.05) on March 31, June 30, September 30, and December 31 of each year, commencing on September 30, 2007 (provided that if such date is not a Business Day, then such payment shall be made on the next preceding Business Day); provided, however, that the final principal repayment installment of the Term Loans shall be paid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Swing Line Lender and any Revolving Credit Lender that has purchased a participation in a Swing Line Loan pursuant to Section 2.04 the outstanding principal amount of each Swing Line Loan on the Maturity Date for the Revolving Credit Facility.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any Default or Event of Default has occurred and is continuing, all amounts payable by any Loan Party under any Loan Document which are not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Section 2.03(j):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee of 0.50% per annum times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) an amount equal to (A) the Outstanding Amount of Revolving Credit Loans minus (B) without duplication, the Outstanding Amount of Swing Line Loans and (ii) the Outstanding Amount of L/C Obligations; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of September, 2007, and (ii) on the Maturity Date for the Revolving Credit Facility, in each case on the basis of the number of days elapsed over a 360-day year.

(b) Other Fees.

(i) The Borrower shall pay to the Arranger, the Syndication Agent and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Unless otherwise expressly agreed by the Agents in writing, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by reference to Credit Suisse’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. may, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.05 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or make payments pursuant to Section 9.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation or make payments pursuant to Section 9.05.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Authorization. The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender holding a Note, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(g) Insufficient Payment. Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and Term Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Indemnified Taxes or Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to make any payment pursuant to this Section 3.01 to the Administrative Agent, any Lender, or the L/C Issuer in respect of penalties and interest attributable to any Indemnified Taxes or Other Taxes, if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, any Lender, the L/C Issuer or any other such recipient. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as are reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form),

(iv) duly completed copies of Internal Revenue Service Form W-8IMY (or any successor form thereto), together with any information that is required by the Code and Treasury regulations promulgated thereunder and any additional information that the Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund or reduction of, or credit against, its liability for any Taxes or Other Taxes (other than a foreign tax credit) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01 (each a “Tax Benefit”), it shall pay to the Borrower an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, and withholding at any amounts as required under applicable Law and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such Tax Benefit to such Governmental Authority. This subsection (f) shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to file its returns in a particular manner or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Tax Contests. If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes with respect to which the Borrower has paid any additional amounts to Lender or any Participant or for which indemnification has been demanded hereunder, Lender or such Participant, as applicable, shall reasonably cooperate with the Borrower in challenging such Indemnified Taxes or Other Taxes at the Borrower’s expense if so requested by the Borrower in writing, unless such Lender or Participant reasonably determines in good faith that doing so would be disadvantageous to it.

3.02 Illegality. If any Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Until the circumstances giving rise to such illegality shall cease to exist, all Loans made by such Lender thereafter shall be made as Base Rate Loans.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement taken into account in determining the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the

L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 or in Section 3.05, and specifying in reasonable detail the basis for such compensation, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the Borrower shall not be obligated to make any payment to any Lender or the L/C Issuer under this Section 3.04 in respect of any Change in Law for any period more than 180 days prior to the date on which such Lender or L/C Issuer gives written notice to the Borrower of its intent to request such payment under this Section 3.04; provided, however, that if such Change in Law has retroactive effect, the Borrower shall be required to make any such payments for the period of retroactivity.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations. If (a) any Lender or the L/C Issuer shall request compensation under Section 3.01, (b) any Lender or the L/C Issuer delivers a notice described in Section 3.02 or (c) the Borrower is required to pay any additional amount to any Lender or the L/C Issuer or any Governmental Authority on account of any Lender or the L/C Issuer, pursuant to Section 3.04, then such Lender or the L/C Issuer shall use reasonable efforts (which shall not require such Lender or the L/C Issuer to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (i) to file any certificate or document reasonably requested in writing by the Borrower or (ii) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 3.01 or enable it to withdraw its notice pursuant to Section 3.02 or would reduce amounts payable pursuant to Section 3.04, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such filing or assignment, delegation and transfer.

3.07 Survival. This Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction, or waiver in accordance with Section 10.01, of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), each in form and substance satisfactory to the Administrative Agent and each of the Lenders and in such number of copies as may be requested by the Administrative Agent:

(i) duly executed counterparts of this Agreement and the Subsidiary Guaranty, sufficient in number for distribution to each Agent, each Lender and the Borrower;

(ii) a Note or Notes duly executed by the Borrower in favor of each Lender requesting the same;

(iii) the Security Agreement, duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Interests (to the extent represented by certificates or instruments) referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt (to the extent required thereby to be evidenced by an instrument) endorsed in blank,

(B) financing statements in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information (the results of which shall be satisfactory to the Administrative Agent), dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements, and

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative

Agent may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created thereby (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements) and that all filing and recording taxes and fees (if any) have been paid;

(iv) the Intellectual Property Security Agreement, duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Intellectual Property Security Agreement has been authorized;

(v) such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of each Loan Party as the Administrative Agent or the Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and duly executed certifications as the Administrative Agent or the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation or formation and each other jurisdiction in which it conducts business, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(vii) favorable opinions of (A) Latham & Watkins LLP, counsel to the Loan Parties, addressed to each Agent and each Lender, in substantially the form of Exhibit I and covering such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request, and (B) to the extent not covered in the opinion referred to in clause (A) above, local counsel to the Loan Parties in states in which the Loan Parties are incorporated or organized, in form and substance satisfactory to the Administrative Agent;

(viii) a certificate of the chief executive officer, chief financial officer or an executive vice president of each Loan Party either (A) attaching copies of all governmental consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such governmental consents, licenses and approvals shall be in full force and effect, or (B) stating that no such governmental consents, licenses or approvals are so required;

(ix) a certificate signed by the chief executive officer, chief financial officer or an executive vice president of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that since March 31, 2007, no Material Adverse Effect has occurred;

(x) a certificate attesting to the Solvency of the Borrower and its Subsidiaries taken as a whole, before and after giving effect to the Transaction, from the chief executive officer, chief financial officer or an executive vice president of the Borrower, substantially in the form of Exhibit H hereto;

(xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and names the Collateral Agent as additional insured and loss payee;

(xii) certified copies of the Related Documents, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;

(xiii) evidence that all Existing Indebtedness, other than Surviving Indebtedness, has been (or substantially simultaneously with the closing of the Facilities, shall be) prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated and that all Surviving Indebtedness shall be on terms and conditions reasonably satisfactory to the Administrative Agent;

(xiv) a copy of an amendment to the Existing Credit Facility (described in clause (b) of the definition thereof) allowing the prepayment of such Existing Credit Facility on the Closing Date, duly executed by lenders holding a majority of the loans thereunder, the Borrower and KeyBank National Association, as agent; and

(xv) such other assurances, certificates, documents, information, consents, third party reports (including to environmental matters) or opinions as any Agent, the L/C Issuer, the Swing Line Lender or any Lender may reasonably require.

(b) To the extent invoiced to the Borrower, the Borrower shall have paid all accrued fees and expenses of the Agents, the Arranger and the initial Lenders (including the fees, disbursements and other charges of Shearman & Sterling LLP) on or before the Closing Date.

(c) The Closing Date shall have occurred on or before July 31, 2007.

(d) All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(e) The Arranger, the Syndication Agent and the Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including without limitation the PATRIOT Act.

Without limiting the generality of the provisions of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations, warranties and certifications of or on behalf of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension (in each case both before and after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default or Event of Default has occurred and is continuing, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.

Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate, partnership or limited liability company power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) execute, deliver and perform its obligations under the Loan Documents and the Related Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with the requirements of (i) the Patriot Act and all other Laws and regulations relating to money laundering and terrorist activities and (ii) all other Laws and all orders, writs, injunctions and decrees applicable to it or to its properties except, in the case of this clause (ii), in such instances in which (A) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (B) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, partnership or limited liability company or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. No Loan Party or any of its Subsidiaries is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, any other Loan Document or any Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for authorizations, approvals, actions, notices and filings that have been (or contemporaneously herewith will be) duly obtained, taken, given or made and are (or, upon obtaining, taking, giving or making any such authorization, approval, action, notice or filing, will be) in full force and effect and, in the case of any authorizations, approvals, actions, notices or filings by, to or with any Governmental Authority (excluding filings of financing statements under the Uniform Commercial Code, filings in the U.S. Patent and Trademark Office and filings with respect to any Mortgage), are listed on Schedule 5.03 hereto. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditor’s rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements, and each of the annual financial statements delivered pursuant to Section 6.01(a), (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown therein.

(b) The most recent quarterly and monthly unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year 2007 delivered to the Administrative Agent on or before the Closing Date, and the most recent quarterly unaudited consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown therein, subject, in the case of clauses (i) and (ii), to the absence of footnote disclosures and to normal year-end adjustments.

(c) As of the Closing Date, (i) parts (a) and (b) of Schedule 5.05 set forth all Existing Indebtedness and all Surviving Indebtedness, respectively, of each Loan Party and its Subsidiaries, and (ii) part (c) of Schedule 5.05 sets forth all other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the Closing Date, including liabilities for taxes and material commitments, to the extent not included in the financial statements delivered to the Administrative Agent on or before the Closing Date.

(d) Since March 31, 2007 there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(e) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries delivered to the Administrative Agent on or before the Closing Date, certified by the chief executive officer, chief financial officer or an executive vice president of the Borrower, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP. As of the Closing Date, the Borrower and its Subsidiaries have no liabilities (absolute or contingent) except for (i) liabilities reflected on such pro forma balance sheet and (ii) liabilities which would not reasonably be expected to have a Material Adverse Effect.

(f) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries delivered to the Lenders on or before the Closing Date or pursuant to Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable in light of the conditions existing at the time of delivery of such forecasts and at the Closing Date, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance; it being understood and agreed that (A) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (B) no assurance is given by the Borrower that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

5.06 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments.

(a) Each Loan Party and each of its Subsidiaries has good record and legal title in fee simple to, or valid leasehold interests in, all real property necessary to the conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of the Borrower and its Subsidiaries is not subject to any Liens, other than Liens set forth on Schedule 5.08(b), or as otherwise permitted by Section 7.01.

(c) Set forth on Schedule 5.08(c) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries as of the Closing Date, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner.

(d) Set forth on Schedule 5.08(d) hereto is a complete and accurate list as of the date of this Agreement of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee as of the Closing Date, expiration date and annual rental cost thereof. As of the Closing Date, no Loan Party, nor any Subsidiary of any Loan Party, leases real property under which any Loan Party or Subsidiary is the lessor.

5.09 Environmental Compliance.

(a) Each Loan Party is, and for the past three years has been, in compliance with the requirements of existing Environmental Laws, except in such instances where the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise may be set forth on Schedule 5.09 or as would not reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of such Loan Party, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its

Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries (as to formerly owned property, only during such ownership or operation).

(c) Except as otherwise may be set forth on Schedule 5.09 or as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries (as to formerly owned property, only during such ownership or operation) have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10 Insurance. The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or the applicable Subsidiary operates.

5.11 Taxes. Each Loan Party and its Subsidiaries have filed all U.S. federal and state and non-U.S. income tax returns and reports and all other material tax returns required to be filed, and have paid all U.S. federal, state, non-U.S. and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted or for which an extension has been granted and, in each case, for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than any such agreement among two or more Loan Parties (and no other Persons).

5.12 Labor Matters. No Loan Party or any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Loan Party or any of the Loan Parties’ respective Subsidiaries, or to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of the Loan Parties’ respective Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Loan Party or any of the Loan Parties’ respective Subsidiaries and (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of any Loan Party or any of the Loan Parties’ respective Subsidiaries and, to the knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

5.13 ERISA Compliance; Employee Benefit Plans.

(a) Each Plan sponsored by any Loan Party is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. federal or state Laws. Each Plan sponsored by any Loan Party that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would be reasonably expected to prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no Pension Plan has any material “unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA).

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan sponsored by any Loan Party that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan sponsored by any Loan Party that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor, to the knowledge of the Loan Parties, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor, to the knowledge of the Loan Parties, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor, to the knowledge of the Loan Parties, any ERISA Affiliate has engaged in a transaction with respect to a Plan that could reasonably be expected to result in a liability to a Loan Party, where, in the case of any of the events set forth in clauses (i) through (v) above, the occurrence of such events would, individually or in the aggregate, reasonably be expected to result in a liability in excess of $15,000,000.

(d) Each of the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

5.14 Subsidiaries; Equity Interests; Loan Parties. The Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.14, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons and in the amounts specified on part (a) of Schedule 5.14 free and clear of all Liens except those created under the Collateral Documents. No Loan Party has any Equity Interests or other equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.14. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are described on part (c) of Schedule 5.14. Set forth on part (d) of Schedule 5.14 is a complete and accurate list of all Loan Parties, showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vi) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.15 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) No Loan Party, nor any Person Controlling any Loan Party or any Subsidiaries of any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940 or any rule, regulation or order of the SEC thereunder.

5.16 Disclosure. The Borrower has disclosed to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) (together with the Borrower’s Form 10-Q for the quarter ended December 31, 2006, Form 10-K for the fiscal years ended March 31, 2006 and March 31, 2007 and all reports on Form 8-K filed by the Borrower since March 31, 2007 with the SEC) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood and agreed that (a) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (b) no assurance is given by the Borrower that the results or forecast in any such projections will be realized and (c) the actual results may differ from the forecast results set forth in such projections and such differences may be material. On and as of the date on which the Borrower approves the Information Memorandum for use in the syndication of the Facilities, the Borrower shall be deemed to have made the representations and warranties set forth in this Section 5.16 with respect to the Information Memorandum.

5.17 Intellectual Property; Licenses, Etc. Except as set forth on Schedule 5.17, the Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, and, to the knowledge of the Borrower, patents and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Except as set forth on Schedule 5.17, to the knowledge of the Borrower, the foregoing IP Rights, are without infringement, dilution or misappropriation with the rights of any other Person. Except as set forth on Schedule 5.17, to the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material employed by the Borrower or any Subsidiary infringes, dilutes or misappropriates upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.

5.19 Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

5.20 Validity, Priority and Perfection of Security Interests in the Collateral. The Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Secured Obligations under the Loan Documents, and when (i) financing statements and other filings in appropriate form describing the Collateral with respect to which a security interest may be perfected by filing or recordation are filed or recorded with the appropriate Governmental Authority and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral to the extent such security interests can be perfected by such filing, recordation, possession or control with the priority required by the Loan Documents. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

5.21 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Existing Notes and any other subordinated debt of the Borrower, entitled to the benefits and provisions provided for therein.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Unaccrued Indemnity Claims) remains unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent, which shall distribute to each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) commencing with the fiscal year ended March 31, 2008, (i) within ninety (90) days after the end of each fiscal year of the Borrower, or, (ii) if the Borrower has been granted an extension by the Securities and Exchange Commission permitting the late filing by the Borrower of any annual report on form 10-K, by the earlier of (x) 120 days after the end of each fiscal year of the Borrower or (y) the last day of any such extension, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) commencing with the fiscal quarter ended June 30, 2007 (i) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, or, (ii) if the Borrower has been granted an extension by the Securities and Exchange Commission permitting the late filing by the Borrower of any quarterly report on form 10-Q, by the earlier of, (x) sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or (y) the last day of any such extension, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer or an executive vice president of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to year-end adjustments and the absence of footnote disclosures; and

(c) commencing with the fiscal year ended March 31, 2008, (i) within ninety (90) days after the end of each fiscal year of the Borrower, or, (ii) if the Borrower has been granted an extension by the Securities and Exchange Commission permitting the late filing by the Borrower of any annual report on form 10-K, by the earlier of (x) 120 days after the end of each fiscal year of the Borrower or (y) the last day of any such extension, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated income statements of the Borrower and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year; it being understood and agreed that (A) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (B) no assurance is given by the Borrower that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for delivery to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer or an executive vice president of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.10, a statement of reconciliation conforming such financial statements to GAAP;

(c) promptly after any written request by the Administrative Agent or any Lender, copies of any detailed final audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(f) within 30 days after the end of each fiscal year (commencing with the fiscal year ended March 31, 2008), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each written notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(h) promptly upon receipt thereof, copies of all written notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to (i) any instrument, indenture, or loan or credit or similar agreement, in respect of Indebtedness having an aggregate principal amount in excess of $15,000,000, including the Existing Indenture or the Existing Notes, or (ii) any Related Document regarding or related to any breach or default by any party thereto, and copies of any amendment, modification or waiver of any provision of any Related Document and, from time to time upon reasonable request by the Administrative Agent, such other information and reports regarding any of the Related Documents or any Indebtedness in excess of $15,000,000 as the Administrative Agent may reasonably request;

(i) promptly after the assertion or occurrence thereof, notice of any assertion of Environmental Liability against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(j) not less frequently than annually, a report supplementing Schedules 5.08(c) and 5.08(d) and 5.14 hereto, including an identification of all owned and leased real property disposed of by any Loan Party or any of its Subsidiaries during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction and state and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof and, in the case of owned real property, the purchase price thereof) of all real property acquired or leased during such fiscal year (in the case of leases, exceeding $5,000,000 in annual rent) and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete;

(k) promptly after the receipt thereof, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service or comparable non-U.S. taxing authority, that propose, determine or otherwise set forth positive adjustments to the U.S. federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) of which the Borrower is a member or non-U.S. income tax liability of the Borrower and its Subsidiaries, in each case aggregating $5,000,000 or more;

(l) from time to time, upon the reasonable request of the Administrative Agent, but in no event more often than once in any fiscal year (unless an Event of Default shall have occurred and be continuing, in which case as often as reasonably requested by the Administrative Agent), participation by senior management of the Borrower in conference calls with Lenders to discuss the Borrower’s financial results; and

(m) promptly, such additional information regarding the business, financial, legal or corporate affairs (including any information required under the Patriot Act) of any Loan Party or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which Borrower delivers such documents by electronic mail to the Administrative Agent or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. Promptly notify the Administrative Agent (on behalf of the Lenders who will be notified by the Administrative Agent):

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of (i) the institution of, or non-frivolous threat of, any actions, suits, proceedings, claims, disputes or investigations not previously disclosed in writing by the Borrower to the Lenders or (ii) any material development in any such action, suit, proceeding, claim, dispute or investigation that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, together with such other information as may be reasonably available to the Borrower to enable the Lenders and their counsel to evaluate such matters;

(e) of any material change in accounting policies or financial reporting practices by any Loan Party or any of its Subsidiaries; and

(f) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory repayment pursuant to Section 2.05(b)(ii) or would be required to make a mandatory repayment pursuant to Section 2.05(b)(ii) but for the application of the first proviso therein, (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory repayment pursuant to Section 2.05(b)(ii), and (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory repayment pursuant to Section 2.05(b)(iii).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable or within 45 days thereafter, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and all lawful claims which, if unpaid, would by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such obligation that is being contested in good faith and (where appropriate) by proper proceedings and as to which appropriate reserves are being maintained; and (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its owned and issued registered patents, trademarks, trade names and service marks, the non-preservation or renewal of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Maintain, preserve, protect and repair all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of any material modification, termination, lapse or cancellation of such insurance. Each such policy of insurance shall name the Administrative Agent as the loss payee (or, in the case of liability insurance, an additional insured) thereunder for the ratable benefit of the Secured Parties.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or its business or property and all orders, writs, injunctions and decrees binding on it or its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all material respects consistently applied shall be made of the financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of each Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (at which an authorized representative of the Borrower shall be entitled to be present), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and so long as no Event of Default has occurred and is continuing, no more frequently than once per fiscal year, upon reasonable advance notice to the Borrower; provided, however, that (a) unless an Event of Default has occurred and is continuing, the Borrower shall not be responsible for the expense of any such inspections other than one inspection per year by the Administrative Agent, and (b) when an Event of Default exists any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds.

(a) The proceeds of the Term Facility shall be used (i) to refinance the Existing Credit Facility, and (ii) to pay fees, costs and expenses incurred with the Transaction and for working capital and (iii) for general corporate purposes.

(b) The proceeds of Revolving Credit Loans (including Swing Line Loans) shall be used by the Borrower from time to time for general corporate purposes.

(c) Letters of Credit shall be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

6.12 Covenant to Guarantee Obligations and Give Security. Upon (a) the request of the Administrative Agent following the occurrence and during the continuance of a Default, (b) any Excluded Subsidiary changing its status to a non-Excluded Subsidiary (either because the Borrower voluntarily withdraws such designation or because such designation is deemed withdrawn pursuant to

Section 7.20), (c) the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party or any of its Subsidiaries including Excluded Subsidiaries (any event described in clause (b) or (c), a “New Subsidiary Event”) or (d) the acquisition of any property by any Loan Party (excluding property acquired by an Excluded Subsidiary other than Equity Interests held by such Excluded Subsidiary) or any of its Subsidiaries that is not already subject to a perfected first priority security interest (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties, the Borrower shall, in each case at the Borrower’s expense:

(i) in connection with any New Subsidiary Event with respect to a Subsidiary that is neither a CFC nor a Subsidiary that is held directly or indirectly by a CFC (a “Domestic Subsidiary”), within 30 Business Days after such New Subsidiary Event, cause each such Subsidiary, and cause each direct and indirect parent (other than an Excluded Subsidiary) of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii) within 10 Business Days after such request or New Subsidiary Event, furnish to the Administrative Agent a description of the material real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent;

(iii) within 30 Business Days after such request, New Subsidiary Event or acquisition, duly execute and deliver, and cause each such Subsidiary that is or will become a Subsidiary Guarantor and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and other instruments of the type specified in Section 4.01(a)(iii), in form and substance consistent with the Collateral Documents delivered on the Closing Date and reasonably satisfactory to the Collateral Agent (including delivery of all Pledged Interests in and of such Subsidiary), securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on the Equity Interests of such Subsidiary and in its assets (including the Equity Interests of any Excluded Subsidiary held by such Subsidiary); provided that (A) the voting Equity Interests of any Subsidiary of a Loan Party held directly or indirectly by a CFC shall not be pledged, (B) if such new property is voting Equity Interests in a CFC or assets of a CFC, only 66% of such voting Equity Interests shall be pledged in favor of the Secured Parties and no pledge, Lien or security interest shall be granted in such assets in favor of the Secured Parties, and (C) the Borrower will take such actions as are necessary to perfect any such pledge of Equity Interests in any non-U.S. Subsidiary upon the request of the Administrative Agent;

(iv) within 30 days after such request, New Subsidiary Event or acquisition, take, and cause such Subsidiary or such parent to take (other than any Subsidiary of a Loan Party that is a CFC or whose direct or indirect parent is a CFC), whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against third parties in accordance with their terms, including, if such property consists of owned real property with a value in excess of $1,000,000, the following:

(A) Mortgages, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, together with assignments of leases and rents, duly executed by the appropriate Loan Party,

(B) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property (subject to Liens permitted under the Loan Documents) described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

(C) fully paid Mortgage Policies in respect to the owned real property subject to the Mortgages in form and substance, with endorsements (to the extent available at customary rates) and in amounts acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent may deem necessary or desirable,

(D) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 60 days before the day of delivery of the applicable Mortgage, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, the location of any easements noted in the Mortgage policies, parking spaces, rights of way, building set-back lines and other dimensional regulations (each to the extent plottable) and the absence of encroachments, either by such improvements to or on such property, and other defects, which cannot otherwise be insured over in the Mortgage Policies, other than encroachments and other defects reasonably acceptable to the Administrative Agent,

(E) evidence of the insurance required by the terms of this Agreement with respect to the properties covered by the Mortgage,

(F) favorable opinions of local counsel to the Loan Parties in states in which the Mortgaged Property is located, in form and substance satisfactory to the Administrative Agent (including that the relevant mortgagor is validly existing and in good standing, corporate power, due authorization, execution and delivery, no conflicts and no consents),

(G) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable, and evidence that all other actions reasonably requested by the Administrative Agent that are necessary in order to create valid first and subsisting Liens on the property described in the Mortgage has been taken, and

(H) upon the reasonable request of the Administrative Agent, environmental and other reports with respect to the Mortgaged Property, in form and substance and from professional firms acceptable to the Administrative Agent;

(v) within 60 days after such request, New Subsidiary Event or acquisition, deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, as to such guaranties, guaranty supplements, mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Administrative Agent may reasonably request;

(vi) as promptly as practicable after such request, New Subsidiary Event or acquisition, deliver, upon the reasonable request of the Administrative Agent, to the Administrative Agent with respect to each parcel of real property owned or leased by the entity that is the subject of such request (not to include any Subsidiary of a Loan Party that is a CFC or a Subsidiary of a Loan Party that is held directly or indirectly by a CFC), formation or acquisition title reports, surveys and environmental assessment reports, and such other reports as the Administrative Agent may reasonably request, each in scope, form and substance reasonably satisfactory to the Collateral Agent and at the request of the Administrative Agent use commercially reasonable efforts to obtain landlord consents or landlord access agreements with respect to any real property that is leased by such entity;

(vii) upon the occurrence and during the continuance of an Event of Default, with respect to any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time upon the Administrative Agent’s request, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Administrative Agent may reasonably deem necessary or desirable in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, first priority lien on and security interest in such dividends; and

(viii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in perfecting and preserving the Liens of such mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to materially comply with all

Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

6.14 Preparation of Environmental Reports. If at any time the Required Lenders reasonably believe that the Borrower has materially breached any provision of this Agreement relating to environmental matters, at the written request of the Required Lenders, which shall specify in reasonable detail the basis for such request, provide to the Lenders promptly after such request, at the expense of the Borrower, an environmental site assessment report or other appropriate report for any properties described in such request (it being understood that such request shall relate to such properties that are relevant to such material breach or material loss), prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of such breach and the estimated cost of any compliance, removal or remedial action in connection with curing such breach; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may, 30 days after written notice to the Borrower of such determination, retain an environmental consulting firm to prepare such report at the reasonable expense of the Borrower, and the Borrower hereby agrees to provide and cause any Subsidiary that owns any property described in such request to reasonable access to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15 Further Assurances. Promptly upon the reasonable request by any Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further deeds, certificates, assurances and other instruments (including terminating any unauthorized financing statements) as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests now or hereafter intended to be covered by any of the Collateral Documents to the Liens of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights and Liens granted or now or hereafter intended or purported to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17 Cash Collateral Accounts. Maintain (a) at all times from and after the date on which the Borrower is required to provide Cash Collateral under the terms of this Agreement or any of the other Loan Documents (or such later date as may be specified by the Administrative Agent from time to time in its sole discretion), a Cash Collateral Account with a commercial bank located in the United States that has executed an account control agreement with the Borrower and the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement, and (b) at all times from and after the date which is 60 days after the date of this Agreement (or such later date as may be specified by the Administrative Agent from time to time in its sole discretion), all deposit accounts and securities accounts of any Loan Party (other than accounts specifically designated to the Administrative Agent in writing as (i) trust accounts (to the extent of amounts held therein in trust in the ordinary course of business on behalf of third parties who are not Loan Parties or Subsidiaries of Loan Parties) or (ii) payroll accounts) only with banks that have executed account control agreements with the Borrower and the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

6.18 Corporate Ratings. Use commercially reasonable efforts to maintain Corporate Ratings from each of S&P and Moody’s in effect at all times. For the avoidance of doubt, there is no minimum Corporate Rating that must be maintained.

6.19 Interest Rate Hedging. Prior to the 180th day after the Closing Date (or such later date as may be specified by the Administrative Agent from time to time in its sole discretion), enter into, and maintain at all times thereafter, Secured Hedge Agreements satisfactory to the Administrative Agent, covering a notional amount, together with the amount of Funded Debt of the Borrower and its Subsidiaries on a consolidated basis that is bearing interest at a fixed rate, of not less than 50% of all Funded Debt of the Borrower and its Subsidiaries and providing for such Persons to make payments thereunder for a period of no less than two years.

6.20 Conditions Subsequent to Closing. Within 60 days after the Closing Date (or such later date as the Administrative Agent may specify in its sole discretion):

(a) execute and deliver or cause to be executed and delivered to the Collateral Agent all documents necessary or desirable to perfect the security interests granted pursuant to (i) the Security Agreement in all Equity Interests of Subsidiaries set forth on Schedule 6.20(a) and (ii) a pledge agreement governed by Australian law in 66% of the Equity Interests in Quantum Storage Australia Pty. Ltd., in each case under the laws of the jurisdiction of formation of such Subsidiary, together with an opinion of local counsel qualified in such jurisdiction in form and substance satisfactory to the Collateral Agent with respect to the perfection of such security interests and such other related matters as the Collateral Agent may request;

(b) execute and deliver or cause to be executed and delivered to the Collateral Agent account control agreements and security account control agreements in form and substance satisfactory to the Administrative Agent to the extent required under Section 6.17;

(c) use commercially reasonable efforts to execute and deliver or cause to be executed and delivered to the Collateral Agent landlord access letters in form and substance satisfactory to the Collateral Agent with respect to all real property set forth on Schedule 6.20(c) leased by the Borrower or another Loan Party where a material portion of equipment, inventory or other assets is located;

(d) execute and deliver or cause to be executed and delivered to the Collateral Agent Mortgages covering the properties listed on Schedule 6.20(d) hereto, if any, duly executed by the appropriate Loan Party, together with all instruments, documents and other agreements and evidence of the types evidence in clauses (A) through (H) of Section 6.12(iv) with respect to the applicable Mortgage and Mortgaged property; and

(e) deliver to the Collateral Agent evidence that all title discrepancies in the patents and patent applications listed on Schedule 5.17 have been corrected and that proper assignments completing the chain of title to the Borrower have been filed with the U.S. Patent and Trademark Office.

6.21 Cash Collateral. The Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all Cash Collateral. Unless otherwise agreed by the Collateral Agent in its sole discretion, Cash Collateral shall be maintained in the Cash Collateral Account. If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than 105% of the aggregate Outstanding Amount of all L/C Obligations and other Obligations secured thereby, the Borrower will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be held as Cash Collateral, an amount equal to the excess of (a) 105% of such aggregate Outstanding Amount of L/C Obligations and such other Obligations over (b) the total amount of funds, if any, then held as Cash Collateral that the Collateral Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Unaccrued Indemnity Claims) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction any financing statement authorized by the Borrower or any of its Subsidiaries that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement or other document or instrument authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a) Liens created by or pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Part I of Schedule 5.08(b) and any renewals, refinancing or extensions thereof; provided that (i) the property covered thereby is not increased, (ii) the amount secured thereby is not increased (excluding the amount of any premium paid in respect of such extension, renewal or refinancing and the amount of reasonable expenses incurred by the Loan Parties in connection therewith), (iii) none of the Loan Parties or their Subsidiaries shall become a new direct or contingent obligor and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business with respect to sums which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, covenants, reservations, restrictions, building codes, minor defects or irregularities in title and other similar encumbrances affecting real property which either exist as of the Closing Date or, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing Indebtedness permitted under Section 7.02(c)(v); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases, and (iv) such Liens shall have been created within 120 days after the acquisition of such property;

(i) Liens on property or assets of a Person (other than any Equity Interests in any Person) existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary of the Borrower or any Subsidiary Guarantor; provided that any such Lien was not created in contemplation of such merger, consolidation or investment and does not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary; and provided further that any Indebtedness or other Obligations secured by such Liens shall otherwise be permitted under Section 7.02;

(j) (i) customary banker’s liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts (including securities accounts) maintained by the Borrower or its Subsidiaries and (ii) Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(k) any interest or title of a licensor, sub licensor, lessor or sublessor with respect to any assets under any license or lease agreement to the Borrower or any of its Subsidiaries entered into in the ordinary course of business;

(l) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same (i) do not in any material respect interfere with the business of the Borrower or its Subsidiaries or materially detract from the value of the relative assets of the Borrower or its Subsidiaries and (ii) are subject and subordinate to any Lien on such assets pursuant to the Collateral Documents;

(m) Liens which arise under Article 4 of the Uniform Commercial Code in any applicable jurisdictions on items in collection and documents and proceeds related thereto;

(n) precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdictions in respect of operating leases or consignments entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(o) Liens on any property or assets (other than any Equity Interests in any Person) existing at the time such property or assets is or are purchased or otherwise acquired by the Borrower or any of its Subsidiaries; provided that any such Lien was not created in contemplation of such purchase or acquisition and does not extend to any assets other than the assets so acquired by the Borrower or such Subsidiary; and provided further that any Indebtedness or other Obligations secured by such Liens shall otherwise be permitted under Section 7.02;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the ordinary course of business and in any case not securing Indebtedness;

(r) Liens on unearned insurance premiums in connection with Indebtedness permitted under Section 7.02(c)(ix);

(s) Liens consisting of contractual obligations of any Loan Party to sell or otherwise dispose of assets (provided that such sale or disposition is permitted hereunder); and

(t) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $10,000,000; provided that no such Lien (i) shall encumber any Collateral or (ii) may be granted when any Default shall have occurred and be continuing.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) in the case of the Borrower:

(i) Indebtedness owed to a Subsidiary Guarantor, which Indebtedness shall (A) constitute Pledged Debt, and (B) be on terms acceptable to the Administrative Agent; and

(ii) Indebtedness under the Existing Notes and Permitted Refinancing Indebtedness in respect thereof (including Indebtedness that complies with the definition of Permitted Refinancing Indebtedness with respect to the Existing Notes that is incurred after the conversion of the Existing Notes into common stock of the Borrower);

(b) in the case of any Subsidiary, Indebtedness owed to the Borrower or to a Subsidiary Guarantor; provided that (i) such Indebtedness shall constitute Pledged Debt and (ii) in the case of any such Indebtedness of a Subsidiary, if any, that is not a Loan Party, such

Indebtedness shall be (1) on terms acceptable to the Administrative Agent and (2) in an aggregate amount for all such Subsidiaries not to exceed $5,000,000 (excluding the intercompany loan from Advanced Digital Information Corporation to A.C.N. 120 786 012 Pty. Ltd. in a principal amount not to exceed $51,035,447) at any time outstanding;

(c) in the case of the Borrower and the Subsidiaries, without duplication:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness in respect of Swap Contracts not for speculative purposes, incurred in the ordinary course of business and consistent with prudent business practice;

(iii) Surviving Indebtedness outstanding on the date hereof and listed on part (b) of Schedule 5.05 and Permitted Refinancing Indebtedness in respect of such Surviving Indebtedness;

(iv) Guarantees of the Borrower or any Subsidiary Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any of the Subsidiary Guarantors;

(v) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(h); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $30,000,000;

(vi) Indebtedness of any Person that becomes a Subsidiary Guarantor after the date hereof in accordance with the terms of Section 7.03(i) which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $30,000,000;

(vii) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees (or their estates, spouses or former spouses) of the Borrower or any Subsidiary Guarantor issued to purchase or redeem capital stock of the Borrower permitted by Section 7.06; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;

(viii) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other similar arrangements consisting of netting arrangements and overdraft protections incurred in the ordinary course of business and not in excess of $10,000,000 in the aggregate at any time outstanding;

(ix) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(x) unsecured Indebtedness (except as may be secured to the extent set forth in Section 7.01(u)) in an aggregate principal amount not to exceed (i) $20,000,000 at any time outstanding, and (ii) $10,000,000 at any time outstanding; provided that no principal of any such Indebtedness under this clause (ii) may be payable or prepayable until after the Scheduled Maturity Date for the Term Facility, in each case incurred at a time when no Default has occurred and is continuing; and

(xi) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of the Borrower’s or any Subsidiary’s business in an amount not to exceed $10,000,000 at any time outstanding.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)(i) Investments of the Borrower in any Subsidiary Guarantor and Investments of any Subsidiary in the Borrower or in another Subsidiary Guarantor and (ii) additional common equity Investments by the Borrower in any Subsidiary Guarantor or by a Subsidiary Guarantor in any other Subsidiary Guarantor;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof in connection with the settlement of delinquent accounts in the ordinary course of business or from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof and set forth on Schedule 7.03(f);

(g) Investments by the Borrower or any Subsidiary in Swap Contracts permitted under Section 6.19 or Section 7.02(c)(ii);

(h) Investments consisting of intercompany debt permitted under Section 7.02(a)(i) or 7.02(b) or constituting Capital Expenditures permitted under Section 7.11;

(i) Permitted Acquisitions of Persons that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation);

(j) prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business;

(k) promissory notes or other obligations of officers or other employees of such Loan Party or such Subsidiary acquired in the ordinary course of business in connection with such officers’ or employees’ acquisition of Equity Interests in such Loan Party or such Subsidiary (to the extent such acquisition is permitted under this Agreement), so long as no cash is advanced by the Borrower or any of its Subsidiaries in connection with such Investment;

(l) pledges and deposits permitted under Section 7.01 and endorsements for collection or deposit in the ordinary course of business to the extent permitted under Section 7.02(c)(ix);

(m) other Investments (excluding those of the types described in clauses (a) through (m) above) not exceeding $25,000,000 in the aggregate in any fiscal year of the Borrower made at a time when no Default has occurred and is continuing;

(n) Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted hereunder;

(o) Investments constituting (i) accounts receivable arising or acquired, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business; and

(p) additional Investments in Frazier Technologies in an amount not to exceed $1,300,000.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary, the continuing or surviving Person shall be a Subsidiary Guarantor;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that a Subsidiary Guarantor may make such Disposal only to the Borrower or another Subsidiary Guarantor;

(c) any Subsidiary which is not a Loan Party may dispose of all or substantially all its assets to the Borrower or another Subsidiary; and

(d) in connection with any acquisition permitted under Section 7.03, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary and the Person surviving any such merger involving a Subsidiary Guarantor shall be a Subsidiary Guarantor;

provided, however, that in each case, immediately after giving effect thereto, no Default shall have occurred and be continuing.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property or property no longer used in the business of the Borrower or its Subsidiaries, whether now or hereafter owned or leased, in the ordinary course of business of such Loan Party;

(b) Dispositions of inventory or service parts in the ordinary course of business;

(c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to Subsidiary Guarantor or by the Borrower to a Subsidiary Guarantor;

(e) Dispositions permitted by Section 7.04;

(f) cancellations of any intercompany Indebtedness among the Loan Parties;

(g) the licensing of intellectual property to third Persons on customary terms in the ordinary course of business;

(h) the sale, lease, sub-lease, license, sub-license or consignment of personal property of the Borrower or its Subsidiaries in the ordinary course of business and leases or subleases of real property permitted by clause (a) for which rentals are paid on a periodic basis over the term thereof;

(i) the settlement or write-off of accounts receivable or sale, discount or compromise of overdue accounts receivable for collection in the ordinary course of business consistent with past practice;

(j) the sale, exchange or other disposition of cash and cash equivalents in the ordinary course of business;

(k) to the extent required by applicable law, the sale or other disposition of a nominal amount of Equity Interests in any Subsidiary on terms acceptable to the Administrative Agent in order to qualify members of the board of directors or equivalent governing body of such Subsidiary;

(l) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (l) shall not exceed $20,000,000 in any fiscal year and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash;

(m) Dispositions constituting a taking by condemnation or eminent domain or transfer in lieu thereof, or a transfer subsequent to a total loss or constructive total loss of property for which proceeds are payable in respect thereof under any policy of property insurance;

(n) sales of non-core assets acquired in connection with a Permitted Acquisition which are not used or useful or are duplicative in the business of the Borrower or its Subsidiaries;

(o) any grant of an option to purchase, lease or acquire property in the ordinary course of business, so long as the Disposition resulting from the exercise of such option would otherwise be permitted under this Section 7.05; and

(p) the termination of any transaction under any Swap Contract permitted pursuant to Section 7.02, so long as the Loan Parties are otherwise in compliance with Section 6.19 hereof;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(p) (other than Section 7.05(d)) shall in any event be for fair market value; provided further that in the event any Disposition otherwise permitted under this Section 7.05 shall consist of a Disposition of Equity Interests in a Subsidiary, such Disposition shall in no event be of less than 100% of such Equity Interests, except in the case of a Disposition pursuant to Section 7.05(k).

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and the Subsidiary Guarantors, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) any Subsidiary may accept capital contributions from its parent to the extent permitted under Section 7.03(c)(ii);

(c) the Borrower may declare and make dividend payments or other distributions payable solely in its common stock or other common Equity Interests and each Subsidiary may declare and make dividend payments or other distributions payable solely in the stock or other Equity Interests of such Person;

(d) the Borrower may issue and sell shares of its common stock or other common Equity Interests;

(e) the Borrower may purchase (with cash or notes) its Equity Interests from former directors or employees of the Borrower or its Subsidiaries, their estates, spouses or former spouses in connection with the termination of such employee’s employment (or such director’s directorship) and the Borrower may make payments on any notes issued in connection with any such repurchase; provided, however, that (i) no such purchase or distribution and no payment on any such note shall be made if a Default shall have occurred and be continuing, (ii) no such note shall require any payment if such payment is prohibited by the terms hereof and (iii) the aggregate amount of all payments under this Section 7.06(e) (including payments in respect of any such purchase or any such notes) shall not exceed $2,000,000 in any fiscal year or $5,000,000 in the aggregate during the term of this Agreement;

(f) the Borrower may distribute rights to purchase shares of its preferred stock and issue preferred stock with respect to such rights pursuant to a shareholder rights plan or redeem such rights or preferred stock, provided that such redemption is in accordance with the terms of such shareholder rights plan, provided, further, that the aggregate value of all such rights distributed and redemptions made shall not exceed $5,000,000 over the life of this Agreement; and

(g) the Borrower may make Restricted Payments in connection with or pursuant to any of its Plans or in connection with the employment, termination or compensation of its employees, officers or directors, provided, that the aggregate amount of any such payments shall not exceed $5,000,000 over the life of this Agreement.

To the extent that the Borrower or its Subsidiaries are permitted to make any Restricted Payments pursuant to this Section 7.06, the same may be made as a loan or advance to the recipient thereof, and in such case the amount of such loan or advance so made shall reduce the amount of Restricted Payments that may be made by the Borrower and its Subsidiaries in respect thereof.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related, ancillary, or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of the Subsidiary Guarantors or between and among any Subsidiary Guarantors, and (b) reasonable compensation and indemnities to officers and directors.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement and any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor, to make intercompany loans or advances to the Borrower or any Subsidiary Guarantor or to repay such loans or advances, or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any such limitation incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(c)(v) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, or (B) customary anti-assignment provisions in contracts restricting the assignment thereof or (C) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such leases or (D) customary restrictions in leases, subleases, licenses and sublicenses; or (b) requires the grant by a Loan Party of a Lien to secure an obligation of such Loan Party if a Lien is granted to secure another obligation of such Loan Party.

7.10 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any fiscal quarter ending on any date set forth below to be greater than the ratio set forth below opposite such date:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
September 30, 2007	5.75:1.00
December 31, 2007	5.50:1.00
March 31, 2008	5.25:1.00
June 30, 2008	5.25:1.00
September 30, 2008	5.25:1.00
December 31, 2008	5.25:1.00
March 31, 2009	4.50:1.00
June 30, 2009	4.50:1.00
September 30, 2009	4.50:1.00
December 31, 2009	4.50:1.00
March 31, 2010	4.00:1.00
June 30, 2010	4.00:1.00
September 30, 2010	4.00:1.00
December 31, 2010	4.00:1.00
March 31, 2011	3.50:1.00
June 30, 2011	3.50:1.00
September 30, 2011	3.50:1.00
December 31, 2011	3.50:1.00
March 31, 2012	3.50:1.00
June 30, 2012	3.50:1.00
September 30, 2012	3.50:1.00
December 31, 2012	3.50:1.00
March 31, 2013	3.50:1.00
June 30, 2013	3.50:1.00
September 30, 2013	3.50:1.00
December 31, 2013	3.50:1.00
March 31, 2014	3.50:1.00
June 30, 2014 and thereafter	3.50:1.00

(b) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio at any time during any fiscal quarter ending on any date set forth below to be greater than the ratio set forth below opposite such date:

Fiscal Quarter Ending	Maximum Consolidated Senior Leverage Ratio
September 30, 2007	4.00:1.00
December 31, 2007	3.75:1.00
March 31, 2008	3.25:1.00
June 30, 2008	3.25:1.00
September 30, 2008	3.25:1.00
December 31, 2008	3.25:1.00
March 31, 2009	2.75:1.00
June 30, 2009	2.75:1.00
September 30, 2009	2.75:1.00
December 31, 2009	2.75:1.00
March 31, 2010	2.25:1.00
June 30, 2010	2.25:1.00
September 30, 2010	2.25:1.00

Fiscal Quarter Ending	Maximum Consolidated Senior Leverage Ratio
September 30, 2007	4.00:1.00
December 31, 2010	2.25:1.00
March 31, 2011	2.00:1.00
June 30, 2011	2.00:1.00
September 30, 2011	2.00:1.00
December 31, 2011	2.00:1.00
March 31, 2012	2.00:1.00
June 30, 2012	2.00:1.00
September 30, 2012	2.00:1.00
December 31, 2012	2.00:1.00
March 31, 2013	2.00:1.00
June 30, 2013	2.00:1.00
September 30, 2013	2.00:1.00
December 31, 2013	2.00:1.00
March 31, 2014	2.00:1.00
June 30, 2014 and thereafter	2.00:1.00

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio at any time during any fiscal quarter ending on any date set forth below to be less than the ratio set forth below opposite such date:

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio
September 30, 2007	2.00:100
December 31, 2007	2.00:1.00
March 31, 2008	2.25:1.00
June 30, 2008	2.25:1.00
September 30, 2008	2.25:1.00
December 31, 2008	2.25:1.00
March 31, 2009	2.50:1.00
June 30, 2009	2.50:1.00
September 30, 2009	2.50:1.00
December 31, 2009	2.50:1.00
March 31, 2010	2.50:1.00
June 30, 2010	2.50:1.00
September 30, 2010	2.50:1.00
December 31, 2010	2.50:1.00
March 31, 2011	3.00:1.00
June 30, 2011	3.00:1.00
September 30, 2011	3.00:1.00
December 31, 2011	3.00:1.00
March 31, 2012	3.00:1.00
June 30, 2012	3.00:1.00
September 30, 2012	3.00:1.00
December 31, 2012	3.00:1.00

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio
March 31, 2013	3.00:1.00
June 30, 2013	3.00:1.00
September 30, 2013	3.00:1.00
December 31, 2013	3.00:1.00
March 31, 2014	3.00:1.00
June 30, 2014 and thereafter	3.00:1.00

7.11 Capital Expenditures and Service Parts Expenditures. Make or become legally obligated to make any Capital Expenditure or Service Parts Expenditure, except for Capital Expenditures and Service Parts Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries during each fiscal year, the greater of (a) (i) if the Consolidated Leverage Ratio as of the end of the prior fiscal year of the Borrower is greater than 3.0 to 1.0, $45,000,000, and (ii) if the Consolidated Leverage Ratio as of the end of the prior fiscal year of the Borrower is less than or equal to 3.0 to 1.0, $55,000,000 and (b) an amount equal to 35% of Consolidated EBITDA as of the end of the prior fiscal year of the Borrower; provided that Capital Expenditures from the projects listed on Schedule 7.11 in connection with the acquisition of Advanced Digital Information Corporation in an aggregate amount not to exceed $10,000,000 shall not be included in the limitations set forth in this paragraph; provided, further however, that so long as no Default has occurred and is continuing or would result from any such expenditure, up to 100% of such amount, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year (the “Capital Expenditure Carryover Amount”); provided further that any Capital Expenditures or Service Parts Expenditures made in a particular fiscal year shall first be deemed to have been made with the portion of Capital Expenditures or Service Parts Expenditures permitted for such fiscal year, before the Capital Expenditure Carryover Amount is applied to such fiscal year.

7.12 Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Lenders.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as allowed by generally accepted accounting principles, or (b) fiscal year.

7.14 Prepayments, Amendments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (i) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Indebtedness listed on part (b) of Schedule 5.05, (iii) the refinancing of Existing Notes with Permitted Refinancing Indebtedness, or (iv) prepayments of intercompany Indebtedness permitted by Section 7.02(b)(i); or (b) amend, modify or change in any manner materially adverse to the Lenders any term or condition of any such Indebtedness listed on part (b) of Schedule 5.05.

7.15 Amendment, Etc. of the Related Documents. Amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would the rights or interests of any Agent or any Lender or that would cause such Related Document to be less favorable to the Lenders, or in any case amend, modify or change the subordination provisions of any Related Document.

7.16 Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture.

7.17 Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts for speculative purposes or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business.

7.18 Formation of Subsidiaries. Organize or invest in any new Subsidiary except as permitted under Section 7.03.

7.19 Designation as Designated Senior Indebtedness. Designate any other Indebtedness of the Loan Parties as “Designated Senior Indebtedness” (or any comparable term) for purposes of any subordinated debt.

7.20 Excluded Subsidiaries. Permit (i) the consolidated gross revenues of all Excluded Subsidiaries at any time to be more than 5% of the consolidated gross revenues of the Borrower and its Subsidiaries at such time, (ii) the consolidated total assets of all Excluded Subsidiaries at any time to be more than 5% of the consolidated total assets of the Borrower and its Subsidiaries at such time, or (iii) any Excluded Subsidiary to own, or possess the right to use, any IP Rights or other assets that individually or in the aggregate are material to the business of the Borrower and its Subsidiaries, taken as a whole, or (iv) any Excluded Subsidiary to receive or generate any royalty revenue. The Borrower may withdraw the designation of any Subsidiary as an Excluded Subsidiary at any time in a written notice to the Administrative Agent. If, at any time, the Borrower is not in compliance with clauses (i) through (iv) above, unless the Borrower has notified the Administrative Agent in writing within 10 Business Days after the date of delivery of the financial statements pursuant to Section 6.01(a) or (b) (in the case of clause (i) or (ii)) or within 10 Business Days of such occurrence (in the case of clause (iii) or (iv)) that such designation has been withdrawn for one or more Excluded Subsidiaries sufficient to comply with this Section 7.20, then such designation shall be deemed to have been withdrawn as to all such Subsidiaries (in the case of clause (i) or (ii)) or the applicable Subsidiary (in the case of clause (iii) or (iv)) and all such Subsidiaries as to which such designation is deemed to have been withdrawn shall thereupon no longer be deemed to be Excluded Subsidiaries. Any Subsidiary for which such designation has been withdrawn or deemed withdrawn may not be redesignated as an Excluded Subsidiary.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) and (b), 6.05, 6.09, 6.10, 6.11, 6.17 or 6.19 or Article VII or (ii) any of the Subsidiary Guarantors fails to perform or observe any term, covenant or agreement contained in Section 7 of the Subsidiary Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, except in the case of any such payment due at scheduled maturity or by acceleration, such payment is not made within any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement or indenture) for purposes of this clause (A) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $25,000,000; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party or any of its Subsidiaries in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party or any of its Subsidiaries under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any of its Subsidiaries, or over all or substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the board of directors (or similar governing body) of any Loan Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f) or (h); or

(h) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $25,000,000; or

(k) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l) Change of Control. There occurs any Change of Control; or

(m) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (subject to Permitted Liens) lien on and security interest in the Collateral purported to be covered thereby; or any Loan Party contests in any manner the validity, perfection or priority of any lien or security interest in the Collateral purported to be covered thereby.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare any or all of the unpaid principal amount of all outstanding Loans, any or all interest accrued and unpaid thereon, and any or all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations; and

(d) exercise on behalf of itself, the other Agents and the Lenders all rights and remedies available to it, the other Agents and the Lenders under the Loan Documents and applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, the L/C Issuer and the Hedge Banks (including fees, charges and disbursements of counsel to the respective Lenders, the L/C Issuer and the Hedge Banks), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and to payment of premiums and other fees (including any interest thereon) under any Secured Hedge Agreements, ratably among the Lenders and the L/C Issuer and the Hedge Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and settlement amounts and other termination payment obligations under Secured Hedge Agreements, ratably among the Lenders and the L/C Issuer and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Unaccrued Indemnity Claims), to the Borrower or as otherwise required by Law.

Subject to Section 2.03(e), amounts used to Cash Collateralize 105% of the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and thereafter applied as provided in clause “Last” above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Authorization and Action. Each Lender (in its capacities as a Lender, the Swing Line Lender (if applicable), the L/C Issuer (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby irrevocably appoints Credit Suisse to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties and Credit Suisse to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or, if required hereby, all Lenders), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

9.02 Agent’s Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of the Collateral Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Assumption, in each case as provided in Section 10.06; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party, and shall be deemed to have no knowledge of any Default or Event of Default until such Agent shall have received notice thereof in writing from a Lender or a Loan Party stating that a Default or Event of Default has occurred and specifying the nature thereof; (e) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, electronic mail or Internet or intranet posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties. Without limitation on any other provision hereof, neither Agent shall be deemed to have notice or knowledge of an Event of Default unless written notice thereof has been received from the Borrower or any Lender.

9.03 Credit Suisse and Affiliates. With respect to its Commitments, the Loans made by it and the Notes issued to it, if any, Credit Suisse shall have the same rights and powers under the Loan Documents as any other Lender or other Secured Party and may exercise the same as though it were not an Agent; and each of the terms “Lender” and “Secured Party” shall, unless otherwise expressly indicated, include Credit Suisse in its individual capacity. Credit Suisse and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiaries of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Credit Suisse was not an Agent and without any duty to account therefor to the Lenders or any other Secured Party. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any Subsidiaries of any Loan Party to the extent such information was obtained or received in any capacity other than as such Agent.

9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 6.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

9.05 Indemnification of Agents.

(a) Each Term Lender severally agrees to indemnify each Agent or any Related Party and each Revolving Credit Lender severally agrees to indemnify each Agent, the L/C Issuer or any Related Party (in each case, to the extent not reimbursed by the Borrower) from and against such Lender’s Applicable Percentage (to be determined on the basis of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent, the L/C Issuer or any Related Party in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent, the L/C

Issuer or any Related Party under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses or disbursements resulting from such Agent’s, the L/C Issuer’s or any Related Party’s gross negligence or willful misconduct as found in a final non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent, the L/C Issuer or any Related Party promptly upon demand for its Applicable Percentage of any costs and expenses (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Agent, the L/C Issuer or any Related Party is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. The obligations of the Lenders under this subsection (a) are subject to the provisions of Section 2.12(d).

(b) The failure of any Lender to reimburse any Agent, the L/C Issuer or any Related Party, as the case may be, promptly upon demand for its Applicable Percentage of any amount required to be paid by the Lenders to such Agent, the L/C Issuer, or any Related Party, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, the L/C Issuer, or Related Party, as the case may be, for its Applicable Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, the L/C Issuer, or Related Party, as the case may be, for such other Lender’s Applicable Percentage of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

9.06 Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent (which, unless an Event of Default has occurred and is continuing at the time of such appointment, shall be reasonably acceptable to the Borrower). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which, unless an Event of Default shall have occurred and is continuing, shall be reasonably acceptable to the Borrower and which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 9.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.07 Arranger and Syndication Agent Have No Liability. It is understood and agreed that the Arranger and the Syndication Agent shall not have any duties, responsibilities or liabilities under or in respect of this Agreement whatsoever.

9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agents and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any other Secured Party in any such proceeding.

9.09 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Collateral Agent and the Administrative Agent, at their option and in their discretion:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than Unaccrued Indemnity Claims), including all obligations under all Secured Hedge Agreements, and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (or, if necessary, all Lenders) will confirm in writing the authority of the Agents to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent and the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent or the Collateral Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date scheduled for any payment of principal or interest or fees under Section 2.07, 2.08 or 2.09 without the written consent of each Lender directly affected thereby (provided that the consent of each Lender shall be required to extend the Maturity Date);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01), any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and such waiver shall not constitute a reduction of the rate of interest hereunder;

(d) change the order of application of any reduction in the Commitments or any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b), Section 2.06(b), Section 2.06(c) or Section 8.03, respectively, or in any other manner that materially and adversely affects the Lenders under such Facilities;

(e) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) release all or substantially all of the value of the Subsidiary Guaranty, without the written consent of each Lender;

(h) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of Commitments, Loans and other Credit Extensions: (i) the class consisting of the Revolving Credit Commitments, combined on an aggregate basis, and (ii) the class consisting of the Term Commitments, combined on an aggregate basis. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender;

(i) affect adversely the interests, rights or obligations of the Revolving Credit Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Term Lenders, unless consented to by the Required Revolving Credit Lenders, it being understood that any amendment, waiver or consent that has the effect of curing or waiving any Default and that contemplates a Borrowing in connection with such amendment, waiver or consent shall require the consent of the Required Revolving Credit Lenders; or

(j) affect adversely the interests, rights or obligations of the Term Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Revolving Credit Lenders, unless consented to by Required Term Lenders;

and provided further that, without limiting any requirement that the same be signed or executed by the Borrower or any other applicable Loan Party, (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any L/C Related Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; (iv) Section 10.06(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders and the Borrower (a) to add one or more additional credit facilities to this Agreement (the proceeds of which may be used to refinance any Facility hereunder) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders (other than for purposes of the amendment adding such credit facilities).

10.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notice and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver; No Liability of the L/C Issuer. (a) Costs and Expenses. The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Arranger and each Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification and amendment (or proposed modification or amendment) of, or any consent or waiver (or proposed consent or waiver) under, the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) (including, without limitation, (A) all reasonable due diligence, collateral review, arrangement, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities and ongoing administration of the Loan Documents, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all costs and expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all costs and expenses of each Agent, each L/C Issuer and each Lender in connection with the enforcement or protection of its rights in connection with the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, and all costs and expenses of each Agent and its Affiliates with respect to any negotiations arising out of any Default (including, without limitation, the fees and expenses of counsel for each Agent, the L/C Issuer and each Lender with respect thereto); provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this Section 10.04(a) (which shall be selected by the Administrative Agent) unless, in the reasonable opinion of the Administrative Agent or any affected Lender, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest. The Borrower further agrees to pay any stamp or other taxes that may be payable in connection with the execution or delivery of any Loan Document.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Arranger, the Administrative Agent (and any sub-agent thereof), each Agent, each Lender (including the Swing Line Lender) and each L/C Issuer, and each Related Party of any of the foregoing Persons and their respective successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses (other than lost profit), claims, damages, liabilities, costs and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of (A) the commitment papers related to financing the Transaction, (B) this Agreement, (C) any other Loan Document or (D) any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and the contemplated use of the proceeds of Credit Extensions hereunder, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Subsidiaries or their respective officers, directors, employees or controlling persons).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) No Liability of the L/C Issuer. As against the L/C Issuer, the Agents and the Lenders, the Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the L/C Issuer nor any of its officers or directors shall be liable or responsible for: (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the L/C Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the L/C Issuer, and the L/C Issuer shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (A) the L/C Issuer’s willful misconduct or gross negligence as determined in a final judgment by a court of competent jurisdiction or (B) the L/C Issuer’s grossly negligent or willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(e) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(f) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(g) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuer or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) such assignment must be consented to by the Administrative Agent (which consent may not be unreasonably withheld or delayed), (ii) in the case of any assignments of Term Loans, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required to any assignment (A) during the continuance of any Default or Event of Default, (B) by Credit Suisse in its capacity as the initial Lender hereunder in connection with the initial syndication of the Facility or (C) to a Lender or an Affiliate of a Lender or an Approved Fund, (iii) in the case of any assignment of a Revolving Credit Commitment and/or Outstanding Amounts under the Revolving Credit Facility, each of the L/C Issuer, the Swing Line Lender and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required to any such assignment (A) during the continuance of any Event of Default, (B) by Credit Suisse in its capacity as the initial Lender hereunder in connection with the initial syndication of the Facility or (C) to a Lender or an Affiliate of a Lender or an Approved Fund, (iv) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of the Revolving Credit Facility, or $1,000,000, in the case of the Term Facility (or, if less, the entire remaining amount of such Lender’s Commitment) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), (vi) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax forms and, (vii) the assignee shall not be the Borrower or an Affiliate or Subsidiary of the Borrower. Upon acceptance and recording pursuant to subsection (e) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04, as well as to any Fees accrued for its account and not yet paid). The Administrative Agent shall in no event be liable for the failure to notify the Borrower of an assignment of a Term Loan pursuant to clause (ii) hereof and failure by the Administrative Agent to provide such notice shall in no way affect the validity or effectiveness of such assignment.

(c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans (and L/C Obligations, if any), in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.05 or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arranger, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the city of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the L/C Issuer, the Collateral Agent and the Lenders may

treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the L/C Issuer, the Swing Line Lender and the Collateral Agent, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire and applicable tax forms completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the Swing Line Lender, the L/C Issuer, the Borrower (to the extent required) and the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to the L/C Issuer and the Swing Line Lender. No assignment shall be effective unless it has been recorded in the Register as provided in this subsection (e).

(f) Each Lender may, without the consent of the Borrower, the Swing Line Lender, the L/C Issuer or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 3.01 and 3.05 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and only if such participant complies with the requirements of Section 3.01(e)) and (iv) the Borrower, the Administrative Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing all or any substantial part of the Collateral or the value of the Subsidiary Guaranty).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.06, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that disclosure of Information to any proposed assignee or participant shall be subject to Section 10.07.

(h) Any Lender may at any time, without the consent of or notice to any Person, assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.06, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In the event (i) any Lender or L/C Issuer delivers a certificate requesting compensation pursuant to Section 3.01, (ii) any Lender or the L/C Issuer delivers a notice described in Section 3.02, (iii) the Borrower is required to pay any additional amount to any Lender or the L/C Issuer or any Governmental Authority on account of any Lender or the L/C Issuer pursuant to Section 3.04 or (iv) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Borrower which requires the consent of all of the Lenders or all of the Lenders under any Facility to become effective (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.06(b)), upon notice to such Lender or the L/C Issuer and the Administrative Agent, require such Lender or the L/C Issuer to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all of its interests, rights and obligations under this Agreement to an assignee reasonably acceptable to the Borrower, such acceptance not to be unreasonably withheld or delayed, that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the L/C Issuer and the Swing Line Lender), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or the L/C Issuer in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the L/C Issuer, respectively, plus all fees specified in Section 2.09 and other amounts accrued for the account of such Lender or the L/C Issuer hereunder (including any amounts under Section 2.05(d), Section 3.01 and Section 3.04); provided further that, if prior to any such transfer and assignment, the circumstances or event that resulted in such Lender’s or the L/C Issuer’s claim for compensation under Section 3.01 or notice under Section 3.02 or the amounts paid pursuant to Section 3.04, as the case may be, cease to cause such Lender or the L/C Issuer to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 3.02, or cease to result in amounts being payable under Section 3.04, as the case may be

(including as a result of any action taken by such Lender or the L/C Issuer pursuant to Section 3.06), or if such Lender or the L/C Issuer shall waive its right to claim further compensation under Section 3.01 in respect of such circumstances or event or shall withdraw its notice under Section 3.02 or shall waive its right to further payments under Section 3.04 in respect of such circumstances or event, as the case may be, then such Lender or the L/C Issuer shall not thereafter be required to make any such transfer and assignment hereunder. In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. This Section 10.06(k) shall supersede any provision of Section 2.13 to the contrary.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors, trustees and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case such Person agrees, to the extent permitted by applicable law or such compulsory legal process, to use commercially reasonable efforts to inform the Borrower thereof prior to such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Secured Hedge Agreement or the enforcement of rights hereunder or the defense of any claim, suit, action or proceeding; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any permitted assignee of or participant in, or any prospective permitted assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section 10.07 or (ii) is or becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender, (ii) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, or (iii) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and the Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund of any Lender (it being understood that, prior to any such disclosure, such parties shall undertake to preserve the confidentiality of any Information relating to the Loan Parties, the Loans and the Loan Documents received by it from such Lender). In addition, the Administrative Agent, the L/C Issuer and the Lenders may disclose the existence of this Agreement and nonconfidential information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.07, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (a) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement, and (b) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions. Anything contained herein to the contrary notwithstanding, if the Borrower shall have given notice to the Administrative Agent (whether before or after the Closing Date) that any Person is unacceptable to the Borrower as a Lender, the Administrative Agent shall be permitted to disclose the identity of any such Person so designated by the Borrower to any Person.

10.08 Right of Setoff. Upon (a) the occurrence and during the continuance of an Event of Default, (b) an exercise of remedies under Section 8.02(b) or (c) amounts becoming due and payable pursuant to the proviso to Section 8.02, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held (other than deposits in accounts that have been specifically designated to such Lender as payroll accounts or trust accounts and that meet the requirements for payroll accounts or trust accounts) and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b)

exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of a Subsidiary Guarantor that owns such Collateral but excluding Dispositions among Loan Parties) in accordance with the terms of the Loan Documents, the security interest created in such item of Collateral under the Collateral Documents shall be automatically released and the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and, if applicable, the release of such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty. Upon the payment in full of all Obligations (including all obligations under any Secured Hedge Agreements and, in the case of any outstanding Letters of Credit, payment to the Administrative Agent for the account of the L/C Issuer of amounts sufficient to fully Cash Collateralize the aggregate undrawn amounts thereof, but excluding for this purpose any Unaccrued Indemnity Claims) after the later of the Maturity Date for the Revolving Credit Facility and the Term Facility and the termination of all of the Commitments, the Agents shall take such action as may be reasonably required by the Borrower, at the expense of the Borrower, to release the Liens created by the Loan Documents.

10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, together with the last two sentences of paragraph 9 and each of paragraphs 3, 5, 7, 10, 11, 12 and 13 of the letter agreement dated June 11, 2007 between the Borrower, the Administrative Agent, Credit Suisse Securities (USA) LLC and Silver Point Finance, L.L.C. (as may be amended from time to time, the “Commitment Letter”), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The Borrower agrees that it will execute and deliver such amendments to the Loan Documents as shall be necessary to give effect to the provisions of the Fee Letter and such surviving paragraphs of the Commitment Letter. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF (or similar file) by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and

(b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.14 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

10.15 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF (COLLECTIVELY, “NEW YORK COURTS”), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE

OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH LOAN PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

QUANTUM CORPORATION, as Borrower

By	/s/ JON GACEK
Name:	Jon Gacek
Title:	Chief Financial Officer & Executive Vice President, Finance

CREDIT SUISSE,
Cayman Islands Branch, as Administrative Agent and Collateral Agent

By	/s/ ROBERT HETU
Name:	Robert Hetu
Title:	Managing Director

By	/s/ DENISE L. ALVAREZ
Name:	Denise L. Alvarez
Title:	Associate

SILVER POINT FINANCE, L.L.C., as
Syndication Agent

By	/s/ RICHARD PETRILL
Name:	Richard Petrill
Title:	Authorized Signatory

Initial Lenders

CREDIT SUISSE,
Cayman Islands Branch, as Lender, L/C Issuer and Swing Line Lender

By	/s/ ROBERT HETU
Name:	Robert Hetu
Title:	Managing Director

By	/s/ DENISE L. ALVAREZ
Name:	Denise L. Alvarez
Title:	Associate

Wachovia Bank, N.A.

By	/s/ MIREILLE ZAPPULLA
Name:	Mireille Zappulla
Title:	Vice President

Silicon Valley Bank

By	/s/ RICK FREEMAN
Name:	Rick Freeman
Title:	Relationship Manager

SPCP Group, LLC., as Lender

By	/s/ FREDERICK H. FOGEL
Name:	Frederick H. Fogel
Title:	Authorized Signatory

SPCP Group III, LLC., as Lender

By	/s/ FREDERICK H. FOGEL
Name:	Frederick H. Fogel
Title:	Authorized Signatory

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